                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-K/A


                                CURRENT REPORT


                        Pursuant to Section 13 or 15(d)
                  of the Securities and Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                                March 13, 1996


                      SHARED TECHNOLOGIES FAIRCHILD INC.
                      ----------------------------------
              (Exact name of registrant as specified in charter)

DELAWARE                               0-17366              87-0424558
- --------                               -------              ----------
(State of other                        (Commission          (I.R.S. Employer
jurisdiction of incorporation)         File Number)         Identification No.)

100 Great Meadow Road, Suite 104, Wethersfield, CT          06109
- --------------------------------------------------          -----
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code (860)258-2400

                           Shared Technologies Inc.
                           ------------------------
        (Former name or former address, if changed since last report).

This Form 8-K/A amends Item 7 of that certain Form 8-K dated March 13, 1996, (The "Original Form 8-K") by including the financial statements referred to below,

Item 7,      Financial Statements and Exhibits

(a)          Financial statements of businesses acquired.

      In connection with the business acquisition described in Item 2 or the original Form 8-K, attached are the financial statements of the business acquired for the required periods, consisting of Pre-Recapitalization/Merger financials; (i) Report of the Independent Auditor, (ii) balance sheets of Fairchild Industries, Inc. and subsidiary ("FII") as of June 30, 1994 and 1995,
(iii) the related statements of income and cash flows for the years ended June 30, 1995, 1994, 1993, (iv) unaudited balance sheet of FII as of December 31, 1995, (v) the related unaudited statements of income and cash flow for each of the six months ended December 31, 1994 and 1995, and Post-Recapitalization/Merger Financials; (i) Report of Independent Auditor, (ii) balance sheets of FII as of June 30, 1994, 1996 and December 31, 1995 (unaudited), (iii) the related statements of income and cash flows for the years ended June 30, 1993, 1994 and 1995 and the six months ended December 31, 1995 (unaudited).

(b)          Pro forma financial information

      In connection with the business acquisition described in Item 2 of the Original Form 8-K, attached is the pro forma financial information required pursuant to Article 11 of Regulation S-X, consisting of condensed combining statements of operations of Shared Technologies Fairchild Inc. and its subsidiaries and FII for the year ended December 31, 1995.

                                   Signature


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              Share Technologies Fairchild Inc.

                                              By:
                                                 ------------------------------
                                                 Vincent DiVincenzo
                                                 Senior Vice President-
                                                   Administration and
                                                 Finance, Treasurer and Chief
                                                   Financial Officer



Dated: May 27, 1996

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Fairchild Industries, Inc.:

  We have audited the accompanying consolidated balance sheets of Fairchild Industries, Inc. (a Delaware corporation) and subsidiaries as of June 30, 1994 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years ended June 30, 1993, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fairchild Industries, Inc. and subsidiaries as of June 30, 1994 and 1995 and the results of their operations and their cash flows for the years ended June 30, 1993, 1994, and 1995, in conformity with generally accepted accounting principles.

  As discussed in Notes 5 and 6 to the consolidated financial statements, effective July 1, 1993, the Company changed its method of accounting for postretirement benefits other than pensions, and income taxes.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
September 15, 1995

            FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                             JUNE 30, JUNE 30,
                                                               1994     1995
                                                             -------- --------
                           ASSETS
Current Assets:
Cash and cash equivalents................................... $  2,468 $  2,412
Accounts receivable-trade, less allowances of $2,135 and
 $4,478.....................................................   68,364   84,927
Inventories:
  Finished goods............................................   46,358   50,963
  Work-in-process...........................................   28,418   19,976
  Raw materials.............................................   10,120   17,866
                                                             -------- --------
                                                               84,896   88,805
Prepaid expenses and other current assets...................   29,353   15,239
                                                             -------- --------
    Total Current Assets....................................  185,081  191,383
Property, plant and equipment, net..........................  157,301  158,191
Net assets held for sale....................................   34,515   34,811
Cost in excess of net assets acquired, (goodwill) less
 accumulated amortization of $28,864 and $34,707............  195,929  195,986
Deferred loan costs.........................................    7,820    5,648
Prepaid pension assets......................................   17,795   15,336
Other assets................................................   19,035   14,433
                                                             -------- --------
    Total Assets............................................ $617,476 $615,788
                                                             ======== ========


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

            FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                           JUNE 30,   JUNE 30,
                                                             1994       1995
                                                           ---------  ---------
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank notes payable and current maturities of long-term
 debt....................................................  $  12,735  $  15,352
Accounts payable.........................................     32,372     39,124
Due to affiliated companies..............................     52,250     13,759
Accrued liabilities:
  Wages, salaries and commissions........................     13,527     14,655
  Employee benefit plans.................................      2,015      1,352
  Insurance..............................................     13,662     15,150
  Interest...............................................      6,836      6,647
  Other..................................................     28,311     28,002
                                                           ---------  ---------
                                                              64,351     65,806
    Total Current Liabilities............................    161,708    134,041
Long-term debt...........................................    224,132    249,306
Retiree health care liabilities..........................     49,200     47,567
Noncurrent income taxes..................................     26,576     18,049
Other long-term liabilities..............................     16,412     13,179
                                                           ---------  ---------
    Total liabilities....................................    478,028    462,142
Redeemable preferred stock:
  $3.60 Cumulative Series A Convertible preferred stock,
   without par value, 424,701 shares authorized, issued
   and outstanding at redemption value of $45.00 per
   share.................................................     19,112     19,112
Stockholders' Equity:
Series B Preferred Stock, without par value, 3,000 shares
 authorized, 2,025 and 2,278 issued and outstanding;
 liquidation value of $100,000 per share.................    202,500    227,800
Series C Cumulative Preferred Stock, without par value,
 558,360 shares authorized issued and outstanding;
 liquidation value of $45.00 per share...................     24,015     24,015
Common Stockholder's Equity:
Common stock, par value of $100.00 per share, 1,400
 shares authorized, issued, and outstanding..............        140        140
Paid-in capital..........................................      2,390      2,523
Accumulated deficit......................................   (111,855)  (128,116)
Cumulative translation adjustment........................      3,146      8,172
                                                           ---------  ---------
    Total Common Stockholder's Deficit...................   (106,179)  (117,281)
                                                           ---------  ---------
    Total Stockholders' Equity...........................    120,336    134,534
                                                           ---------  ---------
    Total Liabilities and Stockholders' Equity...........  $ 617,476  $ 615,788
                                                           =========  =========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

            FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)

                                               FOR THE YEARS ENDED JUNE 30,
                                               -------------------------------
                                                 1993       1994       1995
                                               ---------  ---------  ---------
Revenues:
  Sales......................................  $ 463,567  $ 444,145  $ 508,612
  Other income, net..........................      5,666        544      2,908
                                               ---------  ---------  ---------
                                                 469,233    444,689    511,520
Costs and Expenses:
  Cost of sales..............................    351,074    337,881    392,802
  Selling, general & administrative..........     74,228     72,601     85,383
  Research and development...................      3,262      3,940      4,100
  Amortization of goodwill...................      5,838      5,806      5,842
  Restructuring..............................     15,469     18,860        --
  Unusual items..............................        --       6,000        --
                                               ---------  ---------  ---------
                                                 449,871    445,088    488,127
Operating income (loss)......................     19,362       (399)    23,393
Interest expense.............................     32,821     30,667     35,284
Interest income..............................       (459)      (311)      (184)
                                               ---------  ---------  ---------
Net interest expense.........................     32,362     30,356     35,100
Investment income............................      1,424      3,354        924
Equity in earnings of affiliates.............        522        541        762
Minority interest............................       (129)      (181)      (121)
                                               ---------  ---------  ---------
Loss from continuing operations before
 taxes.......................................    (11,183)   (27,041)   (10,142)
Income tax provision (benefit)...............        264     (4,792)     2,017
                                               ---------  ---------  ---------
Net loss from continuing operations..........    (11,447)   (22,249)   (12,159)
Loss on disposal of discontinued operations,
 net.........................................        --         --        (200)
                                               ---------  ---------  ---------
Net loss before extraordinary items and
 changes in accounting principles............    (11,447)   (22,249)   (12,359)
Extraordinary items, net.....................       (810)       --         --
Cumulative effect of change in accounting for
 postretirement benefits, net................        --        (252)       --
Cumulative effect of change in accounting for
 income taxes, net...........................        --     (11,486)       --
                                               ---------  ---------  ---------
Net loss.....................................  $ (12,257) $ (33,987) $ (12,359)
                                               =========  =========  =========
Series A preferred dividends.................  $   1,713  $   1,529  $   1,529
Series C preferred dividends.................      2,160      2,373      2,373
                                               ---------  ---------  ---------
Loss after preferred dividends...............  $ (16,130) $ (37,889) $ (16,261)
                                               =========  =========  =========
Dividends to RHI Holdings, Inc. (Parent).....  $  50,000  $     --   $     --
                                               =========  =========  =========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

            FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                 SERIES B  SERIES C                      CUMULATIVE
                          COMMON PREFERRED PREFERRED PAID-IN ACCUMULATED TRANSLATION
                          STOCK    STOCK     STOCK   CAPITAL   DEFICIT   ADJUSTMENT   TOTAL
                          ------ --------- --------- ------- ----------- ----------- --------
BALANCE, June 30, 1992..   $140  $192,600   $   --   $2,230   $  (6,985)   $ 6,169   $194,154
Net loss................    --        --        --      --      (12,257)       --     (12,257)
Issuance of Series B
 preferred stock to
 parent.................    --      5,000       --      --          --         --       5,000
Exchange of Series A
 preferred stock for
 issuance of Series C
 preferred stock........    --        --     24,015     --          --         --      24,015
Cash dividends to
 preferred
 stockholders...........    --        --        --      --       (3,873)       --      (3,873)
Cash dividends to
 parent.................    --        --        --      --      (50,000)       --     (50,000)
Cumulative translation
 adjustment, net........    --        --        --      --          --      (3,503)    (3,503)
                           ----  --------   -------  ------   ---------    -------   --------
BALANCE, June 30, 1993..   $140  $197,600   $24,015  $2,230   $ (73,115)   $ 2,666   $153,536
Net loss................    --        --        --      --      (33,987)       --     (33,987)
Issuance of Series B
 preferred stock to
 parent.................    --      4,900       --      143         --         --       5,043
Transfer of subsidiary
 from parent............    --        --        --       17        (851)       --        (834)
Cash dividends to
 preferred
 stockholders...........    --        --        --      --       (3,902)       --      (3,902)
Cumulative translation
 adjustment, net........    --        --        --      --          --         480        480
                           ----  --------   -------  ------   ---------    -------   --------
BALANCE, June 30, 1994..   $140  $202,500   $24,015  $2,390   $(111,855)   $ 3,146   $120,336
Net loss................    --        --        --      --      (12,359)       --     (12,359)
Issuance of Series B
 preferred stock to
 parent.................    --     25,300       --       88         --         --      25,388
Transfer of pension plan
 from parent............    --        --        --       45         --         --          45
Cash dividends to
 preferred
 stockholders...........    --        --        --      --       (3,902)       --      (3,902)
Cumulative translation
 adjustment, net........    --        --        --      --          --       5,026      5,026
                           ----  --------   -------  ------   ---------    -------   --------
BALANCE, June 30, 1995..   $140  $227,800   $24,015  $2,523   $(128,116)   $ 8,172   $134,534
                           ====  ========   =======  ======   =========    =======   ========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

            FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                FOR THE YEARS ENDED JUNE 30,
                                                ------------------------------
                                                  1993       1994       1995
                                                ---------  ---------  --------
Cash flows from operating activities:
  Net loss..................................... $ (12,257) $ (33,987) $(12,359)
  Adjustments to reconcile net loss:
  Cumulative effect of accounting changes,
   net.........................................       --      11,738       --
  Depreciation and amortization................    30,477     32,295    35,172
  Accretion of discount on long-term
   liabilities.................................     2,205      3,070     3,311
  Undistributed earnings of affiliates.........      (266)      (230)     (450)
  Provision for restructuring and unusual items
   (excluding cash payments of $7,896 in 1993
   and $6,020 in 1994).........................     7,573     18,840       --
  Minority interest............................       129        181       121
  Loss on sale of property, plant and
   equipment...................................     2,364        583       726
  Change in accounts receivable................     6,942     (2,114)  (16,563)
  Change in inventories........................     9,444      4,246    (3,696)
  Change in other current assets...............   (11,896)   (10,063)    9,545
  Change in other non-current assets...........    (5,899)       387     3,538
  Change in accounts payable, accrued and other
   liabilities.................................   (17,295)   (11,772)   (4,062)
                                                ---------  ---------  --------
Net cash provided by operating activities......    11,521     13,174    15,283
                                                ---------  ---------  --------
Cash flows from investing activities:
  Acquisitions, net of cash acquired...........    (7,313)       --    (11,550)
  Collections on notes and other receivables
   related to operations sold..................       218      1,183       --
  Purchases of property, plant and equipment...   (15,508)   (16,092)  (19,779)
  Proceeds from sales of property, plant and
   equipment...................................       975      1,351     1,787
  Change in net assets held for sale...........     2,015     (1,291)    1,914
                                                ---------  ---------  --------
Net cash used for investing activities.........   (19,613)   (14,849)  (27,628)
                                                ---------  ---------  --------
Cash flows from financing activities:
  Proceeds from issuance of debt...............   180,942    106,960    72,117
  Debt repayments and repurchase of debentures,
   net.........................................  (125,072)  (103,951)  (82,817)
  Issuance of Series B preferred stock.........     5,000      4,000    24,400
  Issuance of Series C preferred stock.........    24,015        --        --
  Purchase/exchange of Series A preferred
   stock.......................................   (25,126)       --        --
  Paid-in capital contribution.................       --         143        88
  Payment of dividends.........................   (53,782)    (3,902)   (3,902)
                                                ---------  ---------  --------
Net cash provided by financing activities......     5,977      3,250     9,886
                                                ---------  ---------  --------
Effect of exchange rate changes on cash........    (2,900)       893     2,403
Net increase (decrease) in cash and cash
 equivalents...................................    (5,015)     2,468       (56)
Cash and cash equivalents, beginning of year...     5,015        --      2,468
                                                ---------  ---------  --------
Cash and cash equivalents, end of year......... $     --   $   2,468  $  2,412
                                                =========  =========  ========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                          FAIRCHILD INDUSTRIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Corporate Structure: Fairchild Industries, Inc. is incorporated in the State of Delaware. As used herein, the term "Company" refers to Fairchild Industries, Inc. and its subsidiaries unless otherwise indicated. The Company is a subsidiary of RHI Holdings, Inc. ("RHI") which is in turn a wholly-owned subsidiary of The Fairchild Corporation ("TFC"). The Company conducts its operations through its wholly-owned subsidiary VSI Corporation ("VSI").

  Fiscal Year: The fiscal year ("Fiscal") of the Company ends on June 30. All references herein to "1993", "1994", and "1995" mean the fiscal years ended June 30, 1993, 1994 and 1995, respectively.

  Principles of Consolidation: The consolidated financial statements are prepared in accordance with generally accepted accounting principles and include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies owned between 20 percent and 50 percent are recorded using the equity method. On June 30, 1995, approximately $1,620,000 of the Company's $(128,116,000) accumulated deficit were from undistributed earnings of 50 percent or less owned affiliates.

  Cash Equivalents/Statements of Cash Flows: For purposes of these statements, the Company considers all highly liquid investments with original maturity dates of three months or less as cash equivalents. Total cash disbursements made by the Company for income taxes and interest were as follows:

                                                          1993    1994    1995
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
   Interest............................................. $19,129 $25,050 $29,898
   Income taxes.........................................   1,171     270   1,867

  Inventories: Inventories are stated at the lower of cost or market. Cost is determined primarily using the last-in, first-out (LIFO) method. Inventories from continuing operations are valued as follows:

                                                               JUNE 30, JUNE 30,
                                                                 1994     1995
                                                               -------- --------
                                                                (IN THOUSANDS)
   Last-in, first-out (LIFO).................................. $69,828  $69,211
   First-in, first-out (FIFO).................................  15,068   19,594
                                                               -------  -------
   Total inventories.......................................... $84,896  $88,805
                                                               =======  =======

  For inventories valued on the LIFO method, the excess of current FIFO value over stated LIFO value was approximately $7,924,000 and $7,447,000 at June 30, 1994 and 1995, respectively. The LIFO decrement was immaterial for Fiscal 1995.

                          FAIRCHILD INDUSTRIES, INC.

  Properties and Depreciation: Properties are stated at cost and depreciated over estimated useful lives, generally on a straight-line basis. For Federal income tax purposes, accelerated depreciation methods are used. No interest costs were capitalized in any of the years presented. Property, plant, and equipment consisted of the following:

                                                            JUNE 30,  JUNE 30,
                                                              1994      1995
                                                            --------  ---------
                                                              (IN THOUSANDS)
   Land.................................................... $ 14,229  $  14,022
   Buildings and improvements..............................   32,937     33,353
   Machinery and equipment.................................  183,693    208,475
   Transportation vehicles.................................      529        513
   Furniture and fixtures..................................    5,118      8,025
   Construction in progress................................    6,358      4,419
                                                            --------  ---------
                                                             242,864    268,807
   Less: Accumulated depreciation..........................  (85,563)  (110,616)
                                                            --------  ---------
   Net property, plant, and equipment...................... $157,301  $ 158,191
                                                            ========  =========

  Amortization of Goodwill: The excess of cost of purchased businesses over the fair value of their net assets at acquisition dates (goodwill) is being amortized on a straight-line basis over 40 years.

  Deferred Loan Costs: Deferred loan costs associated with various debt issues are being amortized over the terms of the related debt, based on the amount of outstanding debt, using the effective interest method. Amortization expense for these loan costs was $1,895,000, $2,201,000 and $2,259,000, for Fiscal 1993, 1994 and 1995, respectively.

  Impairment of Long-Lived Assets: The Company reviews its long-lived assets, including property, plant and equipment, identifiable intangibles and goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value.

  Despite three consecutive years of operating losses in the Company's Aerospace Fasteners segment, the Company believes that future net cash flows from this segment will be sufficient to permit recovery of the segment's long-lived assets, including the remaining goodwill.

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 is required to be implemented by the Company on, or before, July 1, 1996. Since the Company's present policy is identical to the policy prescribed by SFAS 121, there will be no effect from implementation. (For further discussion, see "Impact of future accounting changes" included in Item 7, Management Discussion and Analysis of Results of Operations and Financial Condition).

  Foreign Currency Translation: All balance sheet accounts of foreign subsidiaries are translated at current exchange rates at the end of the accounting period. Income statement items are translated at average exchange

                          FAIRCHILD INDUSTRIES, INC.

rates during the period. The resulting translation adjustment is recorded as a separate component of stockholders' equity. Foreign transaction gains and losses are included in other income and were insignificant in Fiscal 1993, 1994 and 1995.

  Research and Development: Company-sponsored research and development expenditures are expensed as incurred.

  Reclassification: Certain amounts in prior years' financial statements have been reclassified to conform to the Fiscal 1995 presentation.

2. ACQUISITIONS

  In Fiscal 1993, Fairchild Communications Services Company ("Fairchild Communications"), a partnership whose partners are indirect subsidiaries of the Company, acquired all the telecommunication assets of Office Networks, Inc. for approximately $7,300,000.

  On November 28, 1994, Fairchild Communications completed the acquisition of substantially all of the telecommunications assets of JWP Telecom, Inc. ("JWP") for approximately $11,000,000, plus the assumption of approximately $3,000,000 of liabilities. JWP is a telecommunications system integrator, specializing in the distribution, installation and maintenance of voice and data communications equipment. In the first quarter of Fiscal 1995, Fairchild Communications acquired all the shared telecommunications assets of Eaton & Lauth Co., Inc., for approximately $550,000.

  Pro forma financial statements are not required for these acquisitions on an individual basis.

3. NET ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

  The Company has decided not to sell Fairchild Data Corporation ("Data") which previously was included in net assets held for sale. The Company is recording the Fiscal 1994 and Fiscal 1995 results from Data with the Company's Industrial Products Segment. Sales from Data formerly included in net assets held for sale, and not included in results of operations, were $15,432,000 for the twelve months ended June 30, 1993. The impact of Data's earnings on the Fiscal 1993 period was immaterial.

  Net assets held for sale at June 30, 1995, includes two parcels of real estate in California and an 88 acre parcel of real estate located in Farmingdale, New York, which the Company plans to sell, lease or develop, subject to the resolution of certain environmental matters and market conditions, and a limited partnership interest in a real estate development joint venture.

  Net assets held for sale are recorded at estimated net realizable values, which reflect anticipated sales proceeds and other carrying costs to be incurred during the holding period. Interest is not allocated to net assets held for sale.

  The Company recorded a $200,000 after tax loss on disposal of discontinued operations, relating to workers' compensation claims from employees of operations which were previously discontinued.

                          FAIRCHILD INDUSTRIES, INC.

4. NOTES PAYABLE AND LONG-TERM DEBT

  At June 30, 1994 and 1995, notes payable and long-term debt consisted of the following:

                                                              JUNE 30, JUNE 30,
                                                                1994     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
   Short-term notes payable (weighted average interest rates
    of 8.5% and 8.2% in 1994 and 1995, respectively)......... $  3,592 $  5,348
                                                              ======== ========
   Bank credit agreement..................................... $ 97,315 $126,396
   9.75% Subordinated Debentures, due annually 1996 through
    1998.....................................................    3,998    2,999
   12.25% Senior secured notes due 1999......................  125,000  125,000
   10.65% Industrial revenue bonds...........................    1,500    1,500
   Capital lease obligations, interest from 5.85% to 15.50%
    (see Note 13)............................................    3,302    1,253
   Other notes payable, collateralized by property or
    equipment, interest from 5.50% to 10.65%.................    2,160    2,162
                                                              -------- --------
                                                               233,275  259,310
   Less: Current maturities..................................    9,143   10,004
                                                              -------- --------
                                                              $224,132 $249,306
                                                              ======== ========

  The Company maintains a credit agreement (the "Credit Agreement") with a consortium of banks, which provides a revolving credit facility and term loans (collectively the "Credit Facilities"). The Credit Facilities generally bear interest at 3.75% over the London Interbank Offer Rate ("LIBOR") for the revolving credit facility and Term Loan VIII, and at 2.75% over LIBOR for Term Loan VII, respectively. The commitment fee on the unused portion of the revolving credit facility was 1.0% at June 30, 1995. The Credit Facilities mature March 31, 1997 and are secured by substantially all the Company's assets.

  The following table summarizes the Credit Facilities under the Credit
Agreement.

                                                         OUTSTANDING    TOTAL
                                                            AS OF     AVAILABLE
                                                        JUNE 30, 1995 FACILITIES
                                                        ------------- ----------
                                                             (IN THOUSANDS)
   Revolving Credit Facility(a)........................   $ 34,700     $ 50,250
   Term Loan VII.......................................     49,696       49,696
   Term Loan VIII......................................     42,000       42,000
                                                          --------     --------
                                                          $126,396     $141,946
                                                          ========     ========

- --------
(a) In the first quarter of Fiscal 1995, the revolving credit facility was reduced by $9,250,000 to $50,250,000. In addition, the borrowing rate increased by 1.0% to generally bear interest at 3.75% over LIBOR and the commitment fee increased by 0.5% to 1.0%.

  On June 30, 1995, the Company had outstanding letters of credit of $7,554,000 which were supported by the Credit Agreement and other bank facilities on an unsecured basis. At June 30, 1995, the Company had unused short-term bank lines of credit aggregating $7,996,000 at interest rates slightly higher than the prime rate. The Company also has short-term lines of credit relating to foreign operations aggregating $9,529,000 against which the Company owed $5,349,000 at June 30, 1995.

  The Credit Agreement, as amended, contains certain covenants, including a material adverse change clause, and restrictions on dividends, capital expenditures, capital leases, operating leases, investments and indebtedness.

                          FAIRCHILD INDUSTRIES, INC.

It requires the Company to comply with certain financial covenants including achieving cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA Covenant"), and maintaining certain coverage ratios. To comply with the minimum EBITDA Covenant requirements (as amended), the Company's subsidiary, VSI Corporation ("VSI"), must earn for the cumulative total of the trailing four quarters, EBITDA as follows: $60,000,000 for the first quarter of Fiscal 1996, $65,000,000 for the second quarter of 1996, $70,000,000 for the third quarter of Fiscal 1996, and $80,000,000 for the fourth quarter of Fiscal 1996. VSI's ability to meet the minimum requirements under the EBITDA Covenant in Fiscal 1996 is uncertain, and there can be no assurance that the Company will be able in the future to comply with the minimum requirements under the EBITDA Covenant and other financial covenants under the Credit Agreement. Noncompliance with any of the financial covenants, without cure, would constitute an event of default under the Credit Agreement. An event of default resulting from a breach of a financial covenant may result, at the option of lenders holding a majority of the loans, in an acceleration of the principal and interest outstanding, and a termination of the revolving credit line. However, if necessary, management believes a waiver can be obtained.

  VSI's capital expenditures are limited during the remaining term of the Credit Agreement to the lower of (i) an annual ceiling of $25,200,000 to $26,500,000 per year, or (ii) 30% of the prior Fiscal year's earnings before interest, taxes, depreciation and amortization. Capital expenditure reductions can be offset by cash contributions from RHI. Capital expenditures can also be increased if cash proceeds are received from the sale of other property, subject to approval by the senior lenders under the Credit Agreement. The Company's sale of property, plant, and equipment is limited during the remaining term of the Credit Agreement.

  Any available cash may be paid as dividends to RHI if the purpose of such dividends is to provide TFC with funds necessary to meet its debt service requirements under specified notes and debentures. All other dividends to RHI are subject to certain limitations under the Credit Agreement. As of June 30, 1995, the Company was unable to provide dividends to RHI. The Credit Agreement also restricts all additional borrowings under the Credit Facilities for the payment of any dividends.

  The indenture, covering the Company's 9.75% subordinated debentures, places restrictions on payment of dividends and the creation of additional debt of equal priority with the debentures. The Company is in compliance with these restrictions at June 30, 1995.

  Annual maturities of long-term debt obligations (exclusive of capital lease obligations) for each of the five years following June 30, 1995 are as follows: $14,338,000 for 1996, $121,231,000 for 1997, $1,001,000 for 1998,
$125,056,000 for 1999, and $56,000 for 2000.

5. PENSIONS AND POSTRETIREMENT BENEFITS

 Pensions

  The Company has established defined benefit pension plans covering substantially all employees. Employees in foreign subsidiaries may participate in local pension plans, which are in the aggregate insignificant and are not included in the following disclosures. The Company's funding policy for the plans is to contribute each year the minimum amount required under the Employee Retirement Income Security Act of 1974.

                          FAIRCHILD INDUSTRIES, INC.

  The following table provides a summary of the components of net periodic pension cost for the plans:

                                                   1993     1994      1995
                                                 --------  -------  --------
                                                      (IN THOUSANDS)
   Service cost of benefits earned during the
    period...................................... $  4,183  $ 3,827  $  3,917
   Interest cost of projected benefit
    obligation..................................    5,479    5,665     5,784
   Return on plan assets........................  (13,397)     (41)  (10,102)
   Net amortization and deferral................    6,939   (7,407)    3,248
   Amortization of prior service cost...........      111      125        81
                                                 --------  -------  --------
   Net periodic pension cost....................    3,315    2,169     2,928
   Early retirement payout......................      817      758       414
                                                 --------  -------  --------
     Total pension cost......................... $  4,132  $ 2,927  $  3,342
                                                 ========  =======  ========

  Assumptions used in accounting for the plans were:

                                                               1993  1994  1995
                                                               ----  ----  ----
   Discount Rate.............................................. 8.5%  8.5%  8.5%
   Expected rate of increase in salaries...................... 4.5%  4.5%  4.5%
   Expected long term rate of return on plan assets........... 9.0%  9.0%  9.0%

  The following table sets forth the funded status and amounts recognized in the Company's consolidated balance sheets at June 30, 1994 and 1995 for its defined benefit pension plans:

                                                               1994     1995
                                                              -------  -------
                                                              (IN THOUSANDS)
   Projected benefit obligation:
     Vested benefit obligation............................... $60,372  $72,636
     Non-vested benefits.....................................   4,908    3,880
                                                              -------  -------
     Accumulated benefit obligation.......................... $65,280  $76,516
                                                              =======  =======
     Projected benefit obligation............................ $69,697  $82,331
     Plan assets at fair value...............................  75,904   86,916
                                                              -------  -------
   Plan assets in excess of projected benefit obligations....   6,207    4,585
   Unrecognized net loss.....................................  16,823   16,310
   Unrecognized prior service cost...........................     406      329
                                                              -------  -------
   Prepaid pension cost prior to SFAS 109 implementation..... $23,436  $21,224
   Effect of SFAS 109 implementation.........................  (5,641)  (5,888)
                                                              -------  -------
   Prepaid pension cost...................................... $17,795  $15,336
                                                              =======  =======

  All of the Company's defined benefit plans have assets in excess of accumulated benefit obligations.

  Plan assets include Class A common stock of The Fairchild Corporation of $3,172,000 and $2,763,000 at June 30, 1994 and 1995, respectively.
Substantially all of the plan assets are invested in listed stocks and bonds.

 Postretirement Health Care Benefits

  Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 ("SFAS No. 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions". This standard requires that the expected cost of postretirement benefits be accrued and charged to expense during the years the

                          FAIRCHILD INDUSTRIES, INC.

employees render the service. This is a significant change from the Company's previous policy of expensing these costs for active employees when paid.

  The Company elected the immediate recognition method of adoption of SFAS No.
106. The unamortized portion of the overstated liability for discontinued operations was $10,652,000, net of tax, which substantially offset a $10,904,000, net of tax, charge relating to the transition obligation for active employees and retirees of continuing operations. The charge to net earnings from the cumulative effect of this accounting change was $252,000, net of tax.

  The Company provides health care benefits for most retired employees. Postretirement health care expense from continuing operations totaled $1,366,000, $1,948,000, and $1,385,000 for the years ended June 30, 1993, 1994 and 1995, respectively. The Company has accrued approximately $33,397,000 and $31,998,000 as of June 30, 1994 and 1995, respectively, for postretirement health care benefits related to discontinued operations. This represents the cumulative discounted value of the long-term obligation and includes interest expense of $4,866,000, $2,849,000 and $3,068,000 for the years ended June 30,
1993, 1994 and 1995, respectively. The components of expense for continuing operations and discontinued operations combined in 1994 and 1995 are as follows:

                                                                1994     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
   Service cost of benefits earned............................ $   437  $   318
   Interest cost on liabilities...............................   4,364    4,258
   Net amortization and deferral..............................      (4)    (123)
                                                               -------  -------
   Net periodic postretirement benefit cost................... $ 4,797  $ 4,453
                                                               =======  =======

  The following table sets forth the funded status for the Company's postretirement health care benefit plan at June 30, 1994 and 1995:

                                                                1994     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
   Accumulated postretirement benefit obligations:
     Retirees................................................. $46,881  $44,494
     Fully eligible active participants.......................     497      531
     Other active participants................................   4,962    5,738
                                                               -------  -------
   Accumulated postretirement benefit obligation..............  52,340   50,763
   Unrecognized net loss......................................    (427)    (527)
                                                               -------  -------
   Accrued postretirement benefit cost........................ $51,913  $50,236
                                                               =======  =======

  The accumulated postretirement benefit obligation was determined using a discount rate of 8.5%, and a health care cost trend rate of 8.0% and 7.5% for pre-age-65 and post-age-65 employees, respectively, gradually decreasing to 4.5% and 4.5%, respectively, in the year 2003 and thereafter.

  Increasing the assumed health care cost trend rates by 1% would increase the accumulated postretirement benefit obligation as of June 30, 1995, by approximately $2,353,000, and increase net periodic postretirement benefit cost by approximately $260,000 for Fiscal 1995.

                          FAIRCHILD INDUSTRIES, INC.

6. INCOME TAXES

  Effective July 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes".

  Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

  As permitted under SFAS No. 109, prior years' financial statements have not been restated. The Company elected the immediate recognition method and recorded a $11,486,000 charge, in Fiscal 1994, representing the prior years' cumulative effect. This charge represents deferred taxes that had to be recorded related primarily to fixed assets, prepaid pension expense, and inventory basis differences.

  The provision (benefit) for income taxes from continuing operations is summarized as follows:

                                                       1993     1994     1995
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
   Continuing operations:
   Current:
     Federal......................................... $(3,059) $(9,355) $ 4,443
     State...........................................   1,002      635    1,588
     Foreign.........................................   1,335      158    1,767
                                                      -------  -------  -------
                                                         (722)  (8,562)   7,798
   Deferred:
     Federal.........................................     960    3,528   (5,947)
     State...........................................      26      242      166
                                                      -------  -------  -------
                                                          986    3,770   (5,781)
                                                      -------  -------  -------
   Net tax provision (benefit)....................... $   264  $(4,792) $ 2,017
                                                      =======  =======  =======

  The income tax provision for continuing operations differs from that computed using the statutory Federal income tax rate of 34.0% in 1993 and 35.0% in 1994 and 1995 for the following reasons:

                                                     1993     1994     1995
                                                    -------  -------  -------
                                                        (IN THOUSANDS)
   Computed statutory amount....................... $(3,802) $(9,465) $(3,549)
   State income taxes, net of applicable Federal
    tax benefit....................................     678      655    1,199
   Foreign Sales Corporation benefits..............    (340)    (350)     --
   Nondeductible acquisition valuation items.......   1,136    4,356    1,918
   Tax on foreign earnings, net of tax credits.....   2,956      138    2,638
   Other...........................................    (364)    (126)    (189)
                                                    -------  -------  -------
                                                    $   264  $(4,792) $ 2,017
                                                    =======  =======  =======

                          FAIRCHILD INDUSTRIES, INC.

  The following table is a summary of the significant components of the Company's deferred tax assets and liabilities as of June 30, 1994 and 1995:

                                                1995                  1995
                                              DEFERRED              DEFERRED
                                   JUNE 30,  (PROVISION) JUNE 30,  (PROVISION)
                                     1994      BENEFIT     1995      BENEFIT
                                   --------  ----------- --------  -----------
                                                (IN THOUSANDS)
   Deferred tax assets:
     Accrued expenses............. $  8,774    $ 1,454   $  5,914    $(2,860)
     Asset basis differences......       64     (1,133)        10        (54)
     Employee compensation and
      benefits....................    4,985       (837)     5,200        215
     Environmental reserves.......    4,239       (464)     3,329       (910)
     Credit carryforwards.........    2,891        --       2,891        --
     Postretirement benefits......   19,160       (231)    19,712        552
     Other........................    1,518     (3,789)     2,061        543
                                   --------    -------   --------    -------
                                     41,631     (5,000)    39,117     (2,514)
   Deferred tax liabilities:
     Asset basis differences......  (42,186)        (8)   (38,148)     4,038
     Inventory....................   (9,870)     1,310     (6,473)     3,397
     Pensions.....................   (5,169)     1,184     (4,230)       939
     Other........................   (1,609)      (121)    (1,688)       (79)
                                   --------    -------   --------    -------
                                    (58,834)     2,365    (50,539)     8,295
                                   --------    -------   --------    -------
                                    (17,203)    (2,635)   (11,422)     5,781
   Less amount related to
    accounting change.............      --       1,135        --         --
                                   --------    -------   --------    -------
   Net deferred tax liability..... $(17,203)   $(3,770)  $(11,422)   $ 5,781
                                   ========    =======   ========    =======
   The amounts included in the
    balance sheet are as follows:
   Prepaid expenses and other
    current assets:
     Current deferred............. $  5,367              $  7,642
     Taxes receivable (payable)...    6,419                (1,438)
                                   --------              --------
                                   $ 11,786              $  6,204
                                   ========              ========
   Other assets:
     Taxes receivable............. $  2,873              $    --
                                   ========              ========
   Noncurrent income tax
    liabilities (assets):
     Noncurrent deferred.......... $ 22,570              $ 19,064
     Other noncurrent.............    4,006                (1,015)
                                   --------              --------
                                   $ 26,576              $ 18,049
                                   ========              ========

                          FAIRCHILD INDUSTRIES, INC.

  For Fiscal 1993 prior to the change in the method of accounting for taxes, the deferred income tax component of the income tax provision for continuing operations consists of the effect of timing differences related to:

                                                                       1993
                                                                  --------------
                                                                  (IN THOUSANDS)
   Compensation and other wage related...........................    $   813
   Pension expense and reversion.................................        200
   Depreciation..................................................      2,839
   Other.........................................................     (2,866)
                                                                     -------
                                                                     $   986
                                                                     =======

  Domestic income taxes, less allowable credits, are provided on the unremitted income of foreign subsidiaries and affiliated companies, to the extent that such earnings are intended to be repatriated. No domestic income taxes or foreign withholding taxes are provided on the undistributed earnings of foreign subsidiaries and affiliates that are considered permanently invested, or which would be offset by allowable foreign tax credits. At June 30, 1995, the amount of domestic taxes payable upon distribution of such earnings is not significant.

  In the opinion of management, adequate provision has been made for all income taxes and interest, and any tax liability that may arise for prior periods will not have a material effect on the financial condition or results of operations of the Company.

7. REDEEMABLE PREFERRED STOCK

  The Series A Preferred Stock is subject to annual mandatory redemptions of 165,564 shares per annum at $45.00 per share and annual dividend payments of $3.60 per share. In addition, the Company has the option of redeeming any or all shares at $45.00 per share. The Company announced on August 30, 1989, that the Board of Directors authorized expenditure of up to $25,000,000 for additional early redemption of these shares as market conditions permit. The Company did not purchase any shares during the past three fiscal years. Series A Preferred Stock is listed on the New York Stock Exchange ("NYSE").

  Holders of the Series A Preferred Stock have general voting rights. Additionally, in the event of a cumulative arrearage equal to six quarterly dividends, all Series A Preferred stockholders have the right to elect separately, as a class, two members to the Board of Directors. No cash dividends can be declared or paid on any stock junior to the Series A Preferred Stock in the event of dividend arrearages or a default in the obligation to redeem such Series A Preferred Stock. Due to the merger of the Company with RHI in August 1989, holders of the Series A Preferred Stock are entitled, at their option, but subject to compliance with certain covenants under the Company's Credit Agreement, to redeem their shares for $27.18 in cash.

  Annual maturity redemption requirements for redeemable preferred stock as of June 30, 1995, are as follows: $4,211,000 for 1996, $7,450,000 for 1997, and
$7,450,000 for 1998.

8. EQUITY SECURITIES

  3,000 shares of Series B Preferred Stock were authorized, 2,025 and 2,278 shares were issued and outstanding at June 30, 1994 and 1995, respectively. All of which is owned by the Company's parent, RHI.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not

                          FAIRCHILD INDUSTRIES, INC.

recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  The carrying amount reported in the balance sheet approximates the fair value for cash and cash equivalents, short-term borrowings, current maturities of long-term debt, and all other variable rate debt (including borrowings under the Credit Agreement).

  Fair values for equity securities, long-term public debt issued by the Company, and redeemable preferred stock of the Company, are based on quoted market prices, where available. For equity securities not actively traded, fair values are estimated by using quoted market prices of comparable instruments or, if there are no relevant comparables, on pricing models or formulas using current assumptions. The fair value of limited partnerships, other investments, and notes receivable are estimated by discounting expected future cash flows using a current market rate applicable to the yield, considering the credit quality and maturity of the investment.

  The fair value for the Company's other fixed rate long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  Fair values for the Company's off-balance-sheet instruments (letters of credit, commitments to extend credit, and lease guarantees) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standing. The fair value of the Company's off-balance-sheet instruments at June 30, 1995, is not material.

  The carrying amounts and fair values of the Company's financial instruments at June 30, 1994 and June 30, 1995 are as follows:

                                             JUNE 30, 1994     JUNE 30, 1995
                                           ----------------- -----------------
                                           CARRYING   FAIR   CARRYING   FAIR
                                            AMOUNT   VALUE    AMOUNT   VALUE
                                           -------- -------- -------- --------
                                                     (IN THOUSANDS)
   Cash and cash equivalents.............. $  2,468 $  2,468 $  2,412 $  2,412
   Investment Securities:
     Long-term limited partnership........    3,396    4,299      --       --
   Notes receivable-current...............    1,275    1,229      --       --
   Short-term debt........................    3,592    3,592    5,348    5,348
   Long-term debt:
     Bank Credit Agreement................   97,315   97,315  126,396  126,396
     Subordinated debentures and senior
      notes...............................  128,998  128,428  127,999  128,681
     Industrial revenue bonds.............    1,500    1,500    1,500    1,500
     Capitalized leases...................    3,302    3,302    1,253    1,253
     Other................................    2,160    2,160    2,162    2,162
   Redeemable preferred stock.............   19,112   15,608   19,112   15,714

                          FAIRCHILD INDUSTRIES, INC.

10. RESTRUCTURING CHARGES

  In Fiscal 1993 and 1994, the Company recorded the restructuring charges in the Aerospace Fasteners segment in the categories shown below. Except for the costs included in the other category (see note (d) below), all costs classified as restructuring were the direct result of formal plans to close plants, to terminate employees, or to exit product lines. Substantially all of these plans have been executed. These charges were either incurred during the year shown or shortly after each year end. Other than a reduction in the Company's existing cost structure and manufacturing capacity, none of the restructuring charges resulted in future increases in earnings or represented an accrual of future costs. The costs included in restructuring were predominately non-recurring in nature and to a large degree non-cash charges.

                     SIGNIFICANT COMPONENTS                     1993    1994
                     ----------------------                    ------- -------
                                                               (IN THOUSANDS)
   Write off of goodwill related to discontinued products
    lines..................................................... $   --  $ 6,959
   Write down of inventory to net realizable value related to
    discontinued product lines(a).............................     540   2,634
   Write down of fixed assets related to discontinued product
    lines.....................................................   3,465   3,000
   Severance benefits for terminated employees (substantially
    all paid within twelve months)............................   4,213     471
   Plant closings facility costs(b)...........................   3,164     851
   Relocation of business from closed plant in New Jersey to
    California(c).............................................   1,884   1,795
   Contract termination claims................................     --      128
   Lease penalty for closed plant.............................     388     --
   Other(d)...................................................   1,815   3,022
                                                               ------- -------
                                                               $15,469 $18,860
                                                               ======= =======

- --------
(a) Write down was required because product line was discontinued, otherwise inventory would have been sold at prices in excess of book value.
(b) Includes lease settlements, write offs of leasehold improvements, maintenance, restorations and clean up costs.
(c) Principally consists of costs to move equipment, inventory, tooling and personnel.
(d) Includes costs associated with a requalification of product lines by a customer, nonrecurring costs of cellularization and reengineering of manufacturing processes and methods.

11. UNUSUAL ITEMS

  On January 17, 1994, the Company's Chatsworth, California Aerospace Fasteners manufacturing facility suffered extensive damage from the Southern California earthquake. As a result, the Company relocated the Chatsworth manufacturing operations to its other Southern California facilities. This disruption caused increased costs and reduced revenues in Fiscal 1994, and negatively affected Fiscal 1995 as well. While the Company carries insurance for both business interruption and property damage caused by earthquakes, the policy has a 5% deductible. The Company recorded an unusual pretax loss of $4,000,000 in Fiscal 1994 in the Aerospace Fasteners segment to cover the estimated net cost of the damages and related business interruption caused by the earthquake. In addition, the Company recorded a write down of $2,000,000 in Fiscal 1994 relating to the damaged real estate which is included in net assets held for sale.

                          FAIRCHILD INDUSTRIES, INC.

12. RELATED PARTY TRANSACTIONS

  The Company's corporate staff performs work for each of the three corporate entities. Corporate administrative expense incurred by the Company is invoiced to RHI and to TFC on a monthly basis and represents the estimated cost of services performed on behalf of such companies by the Company. The estimated cost is based primarily on estimated hours spent by corporate employees on functions related to RHI and to TFC. In addition, TFC bills the Company for services performed by TFC on behalf of the Company.

  The Company has entered into a tax sharing agreement with its parent whereby the Company is included in the consolidated federal income tax return of the parent. The Company makes payments to the parent based on the amounts of federal income taxes, if any, it would have paid had it filed a separate federal income tax return.

  The Aerospace Fasteners segment had sales to Banner Aerospace, Inc. a 47.2% affiliate of RHI, of $8,750,000, $5,680,000 and $5,494,000 for the years ended June 30, 1993, 1994 and 1995, respectively.

13. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases certain of its facilities and equipment under capital and operating leases. The following is an analysis of the assets under capital leases included in property, plant and equipment:

                                                                     JUNE 30,
   DESCRIPTION                                                         1995
   -----------                                                    --------------
                                                                  (IN THOUSANDS)
   Buildings and improvements....................................    $   422
   Machinery and equipment.......................................     12,688
   Furniture and fixtures........................................        297
   Less: Accumulated depreciation................................     (7,167)
                                                                     -------
                                                                     $ 6,240
                                                                     =======

  Future minimum lease payments:

                                                          OPERATING CAPITAL
                                                           LEASES   LEASES
                                                          --------- -------
                                                           (IN THOUSANDS)
   1996..................................................  $ 8,131  $1,109
   1997..................................................    7,302     244
   1998..................................................    7,278       8
   1999..................................................    6,771     --
   2000..................................................    7,253     --
                                                           -------  ------
                                                           $36,735   1,361
                                                                    ======
   Less: Amount representing interest....................             (108)
                                                                    ------
   Present value of capital lease obligations............           $1,253
                                                                    ======

  Rental expense under all leases amounted to $9,575,000, $7,193,000 and $10,811,000 for the years ended June 30, 1993, 1994 and 1995, respectively.

  In connection with the sale of Metro Credit Corporation, the Company remained contingently liable as a guarantor of the payment and performance of obligations of third party lessees under aircraft leases, which call for aggregate annual base lease payments of approximately $3,094,000 in 1996, and approximately $7,942,000

                          FAIRCHILD INDUSTRIES, INC.

over the remaining 4-year guaranty period. In each case, the Company has been indemnified by the purchasers and lessors from any losses related to such guaranties.

 Government Claims

  The Corporate Administrative Contracting Officer (the "ACO"), based upon the advice of the United States Defense Contract Audit Agency, has made a determination that the Company did not comply with Federal Acquisition Regulations and Cost Accounting Standards in accounting for (i) the 1985 reversion to the Company of certain assets of terminated defined benefit pension plans, and (ii) pension costs upon the closing of segments of the Company's business. The ACO has directed the Company to prepare cost impact proposals relating to such plan terminations and segment closings and, following receipt of such cost impact proposals, may seek adjustments to contract prices. The ACO alleges that substantial amounts will be due if such adjustments are made. The Company believes it has properly accounted for the asset reversions in accordance with applicable accounting standards. The Company has entered into discussions with the government to attempt to resolve these pension accounting issues.

 Environmental Matters

  The Company and other aerospace fastener and industrial product manufacturers are subject to stringent Federal, state and local environmental laws and regulations concerning, among other things, the discharge of materials into the environment and the generation, handling, storage, transportation and disposal of waste and hazardous materials. To date, such laws and regulations have not had a material effect on the financial condition of the Company, although the Company has expended, and can be expected to expend in the future, significant amounts for investigation of environmental conditions and installation of environmental control facilities, remediation of environmental conditions and other similar matters, particularly in the Aerospace Fasteners segment.

  In connection with its plans to dispose of certain real estate, the Company must investigate environmental conditions and may be required to take certain corrective action prior or pursuant to any such disposition. In addition, management has identified several areas of potential contamination at or from other facilities owned, or previously owned, by the Company, that may require the Company either to take corrective action or to contribute to a clean-up. The Company is also a defendant in certain lawsuits and proceedings seeking to require the Company to pay for investigation or remediation of environmental matters and has been alleged to be a potentially responsible party at various "Superfund" sites. Management of the Company believes that it has recorded adequate reserves in its financial statements to complete such investigation and take any necessary corrective actions or make any necessary contributions. No amounts have been recorded as due from third parties, including insurers, or set off against, any liability of the Company, unless such parties are contractually obligated to contribute and are not disputing such liability.

  As of June 30, 1995, the consolidated total recorded liabilities of the Company for environmental matters referred to above totalled $8,601,000. As of June 30, 1995, the estimated probable exposures for these matters was $8,580,000. It is reasonalby possible the Company's total exposure for these matters could be approximately $15,778,000.

 Other Matters

  The Company is involved in various other claims and lawsuits incidental to its business, some of which involve substantial amounts. The Company, either on its own or through its insurance carriers, is contesting these matters.

  In the opinion of management, the ultimate resolution of the legal proceedings, including those discussed above, will not have a material adverse effect on the financial condition or the future operating results of the Company.

                          FAIRCHILD INDUSTRIES, INC.

14. BUSINESS SEGMENTS

  The Company's operations are conducted in three principal business segments. The Aerospace Fasteners segment includes the manufacture of high performance specialty fasteners and fastening systems. The Industrial Products segment is primarily engaged in the manufacture of tooling and injection control systems for the plastic injection molding and die casting industries and the supply of modems for use in high speed digitized voice and data communications. The Communications Services segment provides telecommunication services to office buildings and sells, installs and maintains telecommunications systems for business and government customers. Intersegment sales are insignificant to the sales of any segment.

  Identifiable assets represent assets that are used in the Company's operations in each segment at year end. Corporate assets are principally in cash and short-term investments, notes receivable, assets held for sale, and property maintained for general corporate purposes.

  The Company's financial data by business segment is as follows:

                                                   1993      1994      1995
                                                 --------  --------  --------
                                                       (IN THOUSANDS)
   Sales by Business Segment:
     Aerospace Fasteners........................ $247,080  $203,456  $219,129
     Industrial Products(a).....................  148,449   166,499   180,773
     Communications Services....................   68,038    74,190   108,710
                                                 --------  --------  --------
       Total Segment Sales...................... $463,567  $444,145  $508,612
                                                 ========  ========  ========
   Operating Income (Loss) Segment:
     Aerospace Fasteners(b)..................... $(15,398) $(32,208) $(14,073)
     Industrial Products(a).....................   19,081    21,024    23,625
     Communications Services....................   14,688    16,483    18,498
                                                 --------  --------  --------
       Total Segment Operating Income...........   18,371     5,299    28,050
     Corporate administrative expense...........   (3,260)   (3,638)   (5,203)
     Other corporate income (expense)...........    4,251    (2,060)      546
                                                 --------  --------  --------
       Total Consolidated Operating Income
        (loss).................................. $ 19,362  $   (399) $ 23,393
                                                 ========  ========  ========
   Capital Expenditures:
     Aerospace Fasteners........................ $  5,711  $  4,320  $  4,974
     Industrial Products........................    4,002     3,997     4,440
     Communications Services....................    5,792     7,775    10,349
     Corporate and Other........................        3       --         16
                                                 --------  --------  --------
       Total Capital Expenditures............... $ 15,508  $ 16,092  $ 19,779
                                                 ========  ========  ========
   Depreciation and Amortization:
     Aerospace Fasteners........................ $ 14,280  $ 14,373  $ 15,619
     Industrial Products........................    6,154     6,765     6,962
     Communications Services....................    7,936     8,948    10,329
     Corporate and Other........................    2,107     2,209     2,262
                                                 --------  --------  --------
       Total Depreciation and Amortization...... $ 30,477  $ 32,295  $ 35,172
                                                 ========  ========  ========

                          FAIRCHILD INDUSTRIES, INC.

                                                       1993     1994     1995
                                                     -------- -------- --------
                                                           (IN THOUSANDS)
   Identifiable Assets at June 30,:
     Aerospace Fasteners............................ $337,185 $306,008 $290,465
     Industrial Products............................  146,754  147,910  152,697
     Communications Services........................   78,752   79,087  108,666
     Corporate and Other............................   77,319   84,471   63,960
                                                     -------- -------- --------
       Total Identifiable Assets.................... $640,010 $617,476 $615,788
                                                     ======== ======== ========

- --------
(a) Included in Fiscal 1994 and 1995 are the results of Fairchild Data Corporation. Sales from this division, formerly included in net assets held for sale, and not included in the results of operations, were $15,432,000 for Fiscal 1993. The impact of this division's earnings on the Fiscal 1993 results was immaterial.
(b) Includes charges to reflect the cost of restructuring of $15,469,000 and $18,860,000 in Fiscal 1993 and 1994, respectively, and an unusual loss from earthquake damage and related business interruption of $4,000,000 in Fiscal 1994.

15. FOREIGN OPERATIONS AND EXPORT SALES

  The Company's operations are located primarily in the United States and Europe. Interarea sales are not significant to the total sales of any geographic area. The Company's financial data by geographic area is as follows:

                                                     1993     1994      1995
                                                   -------- --------  --------
                                                         (IN THOUSANDS)
   Sales by Geographic Area
     United States................................ $369,343 $358,614  $402,414
     Europe.......................................   85,479   76,366    95,420
     Other........................................    8,745    9,165    10,778
                                                   -------- --------  --------
       Total Sales................................ $463,567 $444,145  $508,612
                                                   ======== ========  ========
   Operating Income by Geographic Area
     United States................................ $ 15,390 $ (1,011) $ 24,639
     Europe.......................................    2,034    5,847     2,107
     Other........................................      947      463     1,304
                                                   -------- --------  --------
       Total Segment Operating Income............. $ 18,371 $  5,299  $ 28,050
                                                   ======== ========  ========
   Identifiable Assets by Geographic Area at June
    30:
     United States................................ $479,751 $454,635  $473,269
     Europe.......................................   78,176   73,809    79,029
     Other........................................    4,764    4,561     9,465
     Corporate and Other..........................   77,319   84,471    54,025
                                                   -------- --------  --------
       Total Identifiable Assets.................. $640,010 $617,476  $615,788
                                                   ======== ========  ========

                          FAIRCHILD INDUSTRIES, INC.

  Export sales are defined as sales to customers in foreign countries by the Company's domestic operations. Export sales amounted to the following:

                                                          1993    1994    1995
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
   Export Sales
     Europe............................................. $15,297 $12,692 $16,547
     Other..............................................  13,546  16,593  17,031
                                                         ------- ------- -------
       Total Export Sales............................... $28,843 $29,285 $33,578
                                                         ======= ======= =======

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                         FIRST     SECOND    THIRD     FOURTH
                                        QUARTER   QUARTER   QUARTER   QUARTER
                                        --------  --------  --------  --------
                                                  (IN THOUSANDS)
   1994:
     Sales............................  $110,491  $108,830  $112,836  $111,988
     Gross profit.....................    22,962    25,875    27,138    30,289
     Loss from continuing operations..    (4,528)   (5,960)   (2,416)   (9,345)
     Cumulative effect of change in
      accounting for postretirement
      benefits, net...................      (252)      --        --        --
     Cumulative effect of change in
      accounting for income taxes,
      net.............................   (11,486)      --        --        --
     Net loss.........................   (16,266)   (5,960)   (2,416)   (9,345)
   1995:
     Sales............................  $114,562  $119,921  $138,912  $135,217
     Gross profit.....................    30,176    26,800    31,994    26,840
     Earnings (loss) from continuing
      operations......................       307    (1,906)   (2,439)   (8,121)
     Loss on disposal of discontinued
      operations......................       --        --       (200)      --
     Net earnings (loss)..............       307    (1,906)   (2,639)   (8,121)

  Charges to reflect the cost of restructuring the Company's Aerospace Fasteners Segment, of $9,903,000 and $8,957,000 in the second and fourth quarters of Fiscal 1994, respectively, are included in earnings (loss) from continuing operations. The Company recorded an unusual loss in the third and fourth quarters of Fiscal 1994, of $3,200,000 and $2,800,000, respectively, to cover the estimated net cost of the damages and related business interruption caused by an earthquake and the related write down of real estate and other assets. Net earnings (loss) from continuing operations in the fourth quarter of Fiscal 1995, include adjustments to inventories and receivables of the Company's Aerospace Fasteners Segment, to reflect required valuation allowances against these assets.

  The Fiscal 1994 first and second quarter data presented vary from the amounts previously reported in each of their respective Form 10-Q filings due to the Company's decision not to sell a division which was included in net assets held for sale, and not included in the results of operations. Sales from the division were $4,141,000 and $3,438,000 in the first and second quarters, respectively, of Fiscal 1994. Earnings from the division had no material effect during these periods.

            FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                          DECEMBER 31, JUNE 30,
                                                              1995       1995
                                                          ------------ --------
                                                          (UNAUDITED)    (*)
                         ASSETS
Current Assets:
Cash and cash equivalents................................   $  6,329   $  2,412
Accounts receivable-trade, less allowances of $2,322 and
 $2,839..................................................     60,425     56,766
Inventories:
  Finished goods.........................................     41,170     35,975
  Work-in-process........................................     13,130     12,222
  Raw materials..........................................     13,667     13,963
                                                            --------   --------
                                                              67,967     62,160
Prepaid expenses and other current assets................      8,136     13,874
Net current assets of discontinued operations............     34,609     34,626
                                                            --------   --------
    Total Current Assets.................................    177,466    169,838
Property, plant and equipment, net of accumulated
 depreciation of $93,372 and $84,331.....................    116,427    120,205
Net assets held for sale.................................     35,697     34,811
Net noncurrent assets of discontinued operations.........     85,577     88,209
Cost in excess of net assets acquired, (Goodwill) less
 accumulated amortization of $27,179 and $25,047.........    138,456    140,322
Prepaid pension assets...................................     13,615     15,336
Other assets.............................................     15,524     15,479
                                                            --------   --------
    Total Assets.........................................   $582,762   $584,200
                                                            ========   ========

- --------
* Condensed and restated for discontinued operations (see Note 3) from audited financial statements.

  The accompanying Notes to Condensed Consolidated Financial Statements are an
                       integral part of these statements.

            FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                         DECEMBER 31, JUNE 30,
                                                             1995       1995
                                                         ------------ ---------
                                                         (UNAUDITED)     (*)
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank notes payable and current maturities of long-term
 debt..................................................   $  74,598   $  15,352
Accounts payable.......................................      26,444      29,322
Due to affiliated companies............................      23,405      13,759
Other accrued liabilities..............................      50,962      54,062
                                                          ---------   ---------
    Total Current Liabilities..........................     175,409     112,496
Long-term debt, less current maturities................     188,427     249,306
Other long-term liabilities............................      12,241      12,763
Retiree health care liabilities........................      42,310      42,803
Noncurrent income taxes................................      17,884      18,049
                                                          ---------   ---------
    Total Liabilities..................................     436,271     435,417
Redeemable Preferred Stock: $3.60
Cumulative Series A Convertible preferred stock,
 without par value, 370,901 and 424,701 shares
 authorized, issued and outstanding at redemption value
 of $45.00 per share...................................      16,691      19,112
Stockholders' Equity:
Series B preferred stock, without par value, 3,000
 shares authorized, 2,302 and 2,278 issued and
 outstanding; liquidation value of $100,000 per share..     230,200     227,800
Series C Cumulative preferred stock, without par value,
 558,360 shares authorized, issued and outstanding;
 liquidation value of $45.00 per share.................      24,015      24,015
Common stock, par value of $100.00 per share, 1,400
 shares authorized, issued, and outstanding............         140         140
Paid-in capital........................................       2,925       2,523
Accumulated deficit....................................    (130,124)   (128,116)
Cumulative translation adjustment......................       2,644       3,308
                                                          ---------   ---------
    Total Stockholders' Equity.........................     129,800     129,671
                                                          ---------   ---------
    Total Liabilities and Stockholders' Equity.........   $ 582,762   $ 584,200
                                                          =========   =========

- --------
* Condensed and restated for discontinued operations (see Note 3) from audited financial statements.

  The accompanying Notes to Condensed Consolidated Financial Statements are an
                       integral part of these statements.

            FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                               THREE MONTHS ENDED         SIX MONTHS ENDED
                            ------------------------- -------------------------
                            DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                1995         1994         1995         1994
                            ------------ ------------ ------------ ------------
                                             (*)                       (*)
Revenue:
  Net sales of products....   $62,241      $55,433      $121,454     $107,124
  Revenues from services...    26,636       20,408        53,743       40,791
  Other income, net........        44          987           350        1,639
                              -------      -------      --------     --------
                               88,921       76,828       175,547      149,554
Costs and Expenses:
  Cost of goods sold.......    50,664       48,857        98,871       89,947
  Cost of services.........    19,239       14,765        39,177       29,723
  Selling, general &
   administrative..........    12,977       11,905        26,364       22,433
  Research and
   development.............        23          288            44          584
  Amortization of
   goodwill................     1,070        1,065         2,132        2,120
  Restructuring............       285          --            285          --
                              -------      -------      --------     --------
                               84,258       76,880       166,873      144,807
  Operating income (loss)..     4,663          (52)        8,674        4,747
  Interest expense.........     8,744        8,466        17,889       16,933
  Interest income..........      (131)         (50)         (172)         (72)
                              -------      -------      --------     --------
  Net interest expense.....     8,613        8,416        17,717       16,861
  Investment income........       --           --            --           278
  Equity in earnings of
   affiliates..............       --           (73)          --           --
  Minority interest........         1           (1)           20          (34)
                              -------      -------      --------     --------
  Loss from continuing
   operations before
   taxes...................    (3,949)      (8,542)       (9,023)     (11,870)
  Income tax benefit.......       (28)      (3,443)       (1,626)      (4,081)
                              -------      -------      --------     --------
  Loss from continuing
   operations..............    (3,921)      (5,099)       (7,397)      (7,789)
  Earnings from
   discontinued operations,
   net.....................     3,420        3,193         7,290        6,190
                              -------      -------      --------     --------
  Net loss.................      (501)      (1,906)         (107)      (1,599)
  Series A preferred
   dividends...............       332          382           714          764
  Series C preferred
   dividends...............       594          594         1,187        1,187
                              -------      -------      --------     --------
  Net loss after preferred
   dividends...............   $(1,427)     $(2,882)     $ (2,008)    $ (3,550)
                              =======      =======      ========     ========

- --------
* Condensed and restated for discontinued operations. (See Note 3).


  The accompanying Notes to Condensed Consolidated Financial Statements are an
                       integral part of these statements.

            FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                          SIX MONTHS ENDED
                                                      -------------------------
                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1994
                                                      ------------ ------------
                                                                        *
Cash flows provided by (used for) Operations:
  Net loss...........................................   $   (107)    $ (1,599)
  Depreciation and amortization......................     14,580       12,959
  Accretion of discount on long-term liabilities.....      1,701        1,567
  Minority interest..................................        (20)          99
  Loss on sale of fixed assets.......................         95          169
  Changes in assets and liabilities..................    (12,426)      (7,468)
  Non-cash charges and working capital changes of
   discontinued operations...........................      3,524        6,998
                                                        --------     --------
  Net cash provided by operations....................      7,347       12,725
 Investments:
  Purchase of property, plant and equipment..........     (6,222)      (6,831)
  Acquisitions, net of cash acquired.................        --       (11,550)
  Other changes, net.................................       (904)        (263)
  Investing activities of discontinued operations....       (875)      (1,233)
                                                        --------     --------
  Net cash used for investments......................     (8,001)     (19,877)
 Financing:
  Proceeds from issuance of debt.....................     28,568        2,607
  Debt repayments, net...............................    (21,975)     (14,458)
  Issuance of Series B preferred stock...............      2,400       23,100
  Repurchase of Series A preferred stock.............     (2,072)         --
  Payment of dividends...............................     (1,951)      (1,951)
  Paid in capital contribution.......................         53          --
                                                        --------     --------
  Net cash provided by financing.....................      5,023        9,298
Effect of exchange rate changes on cash..............       (452)         (18)
Net increase in cash.................................      3,917        2,128
Cash and cash equivalents, beginning of period.......      2,412        2,468
                                                        --------     --------
Cash and cash equivalents, end of period.............   $  6,329     $  4,596
                                                        ========     ========

- --------
* Condensed and restated for discontinued operations. (see Note 3).

  The accompanying Notes to Condensed Consolidated Financial Statements are an
                       integral part of these statements.

           FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--FINANCIAL STATEMENTS:

  The consolidated balance sheet as of December 31, 1995, and the consolidated statements of earnings and cash flows for the six months ended December 31, 1995 and 1994 have been prepared by the Company, without audit. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at December 31, 1995, and for all periods presented, have been made. All financial information has been restated for discontinued operations. The balance sheet at June 30, 1995, was condensed and restated from audited financial statements as of that date.

  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's June 30, 1995, Form 10-K. The results of operations for the period ended December 31, 1995 are not necessarily indicative of the operating results for the full year. Certain amounts in prior years' quarterly financial statements have been reclassified to conform to the current presentation.

NOTE 2--MERGER AGREEMENT:

  On November 9, 1995, the Company, RHI Holdings, Inc. ("RHI", the Company's parent), and The Fairchild Corporation ("TFC", RHI's parent), entered into an Agreement and Plan of a Merger with Shared Technologies Inc. ("STI"), pursuant to which STI is to acquire the Company's Fairchild Communications Services Company ("FCSC") telecommunications systems and services business. The acquisition is to be effected by a merger of the company into STI (the "Merger"), with STI being the surviving corporation. Prior to the Merger, the Company is to undergo a restructuring pursuant to which the Company will transfer all of its assets to, and cause all of its liabilities to be assumed by RHI, except for (i) the assets and liabilities of FCSC, (ii) the outstanding Series A and Series C Preferred Stock of the Company (having a liquidation value of $41,817,000 at December 31, 1995), (iii) the $125,000,000 principal amount outstanding 12 1/4% Senior Notes due 1999 (the "Senior Notes") of the Company, and (iv) an amount of bank and other indebtedness of approximately $56,683,000 (the "Assumed Indebtedness"). Pursuant to the Merger, the Series A and Series C Preferred Stock of the Company will be cancelled and converted into the right to receive an amount of cash equal to their liquidation value ($45.00 per share plus accrued and unpaid dividends), and the Series B Preferred Stock of the Company, all of which is owned by RHI, will be cancelled. Prior to the Merger, the Company will make a cash tender offer to purchase all of the outstanding Senior Notes and seek to obtain such Noteholders' consent to amend the indenture under which the Senior Notes were issued to remove all covenants which can be amended or deleted by majority vote (see Note 5). The amount of the Assumed Indebtedness will be reduced, by
(i) the extent the purchase price to be paid in such offering for the Senior Notes exceeds par, and (ii) the amount of accrued and unpaid dividends on the Series A and Series C Preferred Stock of the Company on the date of the Merger.

  Upon the Merger, STI, as the surviving corporation, is required to (i) purchase all Senior Notes tendered (and assume the Company's obligations with respect to any Senior Notes not so tendered), (ii) repay the Assumed Indebtedness in full, and (iii) deposit in escrow the funds necessary to redeem the Series A and Series C Preferred Stock. As a result of the Merger, RHI is to receive (i) 6,000,000 shares of Common Stock of STI (representing approximately 41% of the outstanding shares after giving effect to such issuance), (ii) shares of 6% Cumulative Convertible Preferred Stock of STI having an aggregate liquidation preference of $25,000,000 (subject to upward adjustment) and which are convertible into Common Stock of STI at a conversion price of $6.375 per share (which, if converted, would represent, together with the other Common Stock issued to RHI, approximately 41% of the Common Stock of STI on a fully diluted basis), and (iii) shares of a Special Preferred Stock having an initial liquidation preference of $20,000,000 (which could accrue up to a maximum of

           FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

$30,000,000 over a ten-year period if not redeemed earlier). In connection with its stock ownership, TFC and RHI has the right to elect up to four of the eleven members of the Board of Directors of STI and have agreed, subject to certain exceptions, not to sell any of STI's shares, other than the Special Preferred Stock, for a two-year period.

  The closing of the Merger is subject to a number of conditions, including
(i) the approval of the Merger by the shareholders of STI, and (ii) holders of at least 51% of the outstanding principal amount of the Senior Notes tendering their Senior Notes and consenting to the covenant changes described above. The Company and STI are scheduled to complete this transaction in Fiscal 1996. The Company expects a significant gain upon consummation of this transaction.

NOTE 3--DISCONTINUED OPERATIONS:

  During the Fiscal 1996 second quarter, the Company resolved to sell the D-M-E Company ("DME"), a mold equipment manufacturer, and the Fairchild Data Corporation ("Data"), a satellite communications company. On January 26, 1996, the Company completed the sale of certain assets, liabilities and the business of DME to Cincinnati Milacron Inc. ("Cincinnati Milacron") for approximately $245,000,000 in cash and notes, subject to audit and adjustment. On January 27, 1996, the Company completed the sale of Data to SSE Telecom, Inc. ("SSE") for book value of approximately $5,250,000 and 100,000 shares of SSE's common stock valued at $9.0625 per share or $906,000 at January 26, 1996, and warrants to purchase an additional 50,000 shares of SSE's common stock at $11.09 per share. In addition, the Company has an opportunity to earn an additional 100,000 shares based on the future performance of SSE during the twelve months following the date of sale. The sale of DME will result in a significant gain to the Company in the third quarter ended March 31, 1996.

  Accordingly, DME and Data have been accounted for as discontinued operations and the prior periods' financial statements have been restated to reflect the discontinuance of these companies. The combined net sales of DME and Data totaled $45,475,000 and $44,080,000 for the second quarter of Fiscal 1996 and 1995, respectively, and $91,342,000 and $86,568,000 for the first six months of Fiscal 1996 and 1995, respectively. The combined net tax provision recorded on earnings from discontinued operations amounted to $2,673,000 and $2,471,000 for the second quarter of Fiscal 1996 and 1995, respectively, and $5,050,000 and $4,829,000 for the first six months of Fiscal 1996 and 1995, respectively. The components of net assets of discontinued operations on the consolidated balance sheet are as follows:

                                                         DECEMBER 31, JUNE 30,
                                                             1995       1995
                                                         ------------ --------
                                                            (IN THOUSANDS)
   Accounts receivable.................................    $ 28,064   $ 28,161
   Inventories.........................................      26,732     26,645
   Prepaid and other current assets....................       1,098      1,365
   Accounts payable....................................      (9,176)    (9,801)
   Other current liabilities...........................     (12,109)   (11,744)
                                                           --------   --------
     Net current assets of discontinued operations.....    $ 34,609   $ 34,626
                                                           ========   ========
   Property, plant and equipment, net of accumulated
    depreciation.......................................    $ 36,175   $ 37,986
   Goodwill, net of accumulated amortization...........      54,846     55,664
   Other assets........................................       4,202      4,602
   Retiree health care liabilities.....................      (4,756)    (4,764)
   Minority interest in subsidiaries...................        (504)      (416)
   Cumulative translation adjustment...................      (4,386)    (4,863)
                                                           --------   --------
     Net noncurrent assets of discontinued operations..    $ 85,577   $ 88,209
                                                           ========   ========

           FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

NOTE 4--PROPOSED SALE OF DIVISION:

  During the second quarter ended December 31, 1995, the Company entered into preliminary discussions concerning the exchange of shares of common stock of a new subsidiary (Harco, Inc.), into which the Company would transfer substantially all assets of, and cause Harco, Inc. to assume all liabilities of the Company's Harco Division, for shares of common stock of, to Banner Aerospace, Inc. ("Banner").

  RHI currently owns approximately 47% of Banner common shares, and if the exchange is consummated would become the majority shareholder of Banner. Harco is a distributor of precision fasteners to the aerospace industry.

NOTE 5--TENDER OFFER:

  On December 22, 1995, the Company commenced an offer (the "Tender Offer") to purchase for cash, upon terms and subject to conditions set forth in an Offer to Purchase and Consent Solicitations and related Letter of Transmittal (the "Offer to Purchase"), all $125,000,000 of its outstanding 12 1/4% Senior Secured Notes Due 1999 (the "Senior Notes"). The Tender Offer, as amended and restated, provides a purchase price per $1,000 principal amount of the Senior Notes of (i) $1,066.60 if the Tender Offer is consummated on or prior to February 28, 1996, or (ii) $1,063.90 if the Tender Offer is consummated between February 29, 1996 and March 31, 1996, or (iii) $1,057.50 if the Tender Offer is consummated after March 31, 1996, and in each case, accrued and unpaid interest up to, but not including, the payment date. Concurrently with the Tender Offer, the Company solicited (the "Tender Offer Consent Solicitation") consents of the holders of the Senior Notes to (i) the adoption of the proposed amendments to the indenture pursuant to which the Senior Notes were issued (the "Indenture"), and (ii) the release of the collateral securing the Company's obligations under the Senior Notes and the Indenture, upon terms set forth in the Offer to Purchase.

  In addition, independent of the Tender Offer and the Tender Offer Consent Solicitation, the Company also solicited consents to the waiver of any and all violations of the Indenture arising out of or relating to (i) the transfer by VSI Corporation ("VSI"), a wholly-owned subsidiary of the Company, of the stock of Harco, Inc. to Banner (see Note 4), and (ii) the sale by VSI of DME to Cincinnati Milacron (see Note 3).

  The Company will pay to holders of Senior Notes who validly tender Senior Notes pursuant to the Tender Offer and Consent Solicitations a consent fee of $25.00 per $1,000 principal amount of Senior Notes so tendered. The consent fee will be paid to holders of Senior Notes after, and subject to, the consummation of the Tender Offer. Additionally, the Company will pay an early consent fee of $5.00 per $1,000 principal amount to holders of Senior Notes who on or prior to January 19, 1996, validly tender their notes, irrespective of whether the Tender Offer is consummated. The Tender Offer and the Tender Offer Consent Solicitations expire February 29, 1996.

  The Company is to recognize an extraordinary loss, net of any related tax benefits, in the third quarter of Fiscal 1996, reflecting the contractual commitment to repurchase the Senior Notes at a premium and pay consent fees.

NOTE 6--ACQUISITIONS:

  On November 28, 1994, FCSC completed the acquisition of substantially all of the telecommunications assets of JWP Telecom, Inc. ("JWP") for approximately $11,000,000, plus the assumption of approximately $3,000,000 of liabilities. The Company recorded $5,595,000 in goodwill as a result of this acquisition. JWP is a telecommunications system integrator, specializing in the distribution, installation and maintenance of voice and data communications equipment. In the first quarter of Fiscal 1995, Fairchild Communications acquired all the shared telecommunications assets of Eaton & Lauth Co., Inc. for approximately $550,000. Approximately $300,000 of the acquisition price was recorded as goodwill.

           FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

  Proforma financial statements are not required for these acquisitions on an individual basis.

NOTE 7--RESTRUCTURING CHARGES:

  During the second quarter ended December 31, 1995, the Company recorded $285,000 in restructuring charges relating to the closing of a small Aerospace Fasteners business located in Japan.

NOTE 8--REDEEMABLE PREFERRED STOCK:

  The Company's Series A Preferred Stock has a mandatory redemption value of $45.00 per share and an annual dividend requirement of $3.60 per share. During the six months ended December 31, 1995, the Company repurchased 55,700 shares of Series A Preferred Stock (52,400 shares were purchased from RHI Holdings, Inc., the Company's parent). There were 370,901 and 424,701 shares of Series A Preferred Stock authorized, issued and outstanding at December 31, 1995 and June 30, 1995, respectively.

NOTE 9--COMMITMENTS AND CONTINGENCIES:

 Government Claims

  The Corporate Administrative Contracting Officer (the "ACO"), based upon the advice of the United States Defense Contract Audit Agency, has made a determination that the Company did not comply with Federal Acquisition Regulations and Cost Accounting Standards in accounting for (i) the 1985 reversion to the Company of certain assets of terminated defined benefit pension plans, and (ii) pension costs upon the closing of segments of the Company's business. The ACO has directed the Company to prepare cost impact proposals relating to such plan terminations and segment closings and, following receipt of such cost impact proposals, may seek adjustments to contract prices. The ACO alleges that substantial amounts will be due if such adjustments are made. The Company believes it has properly accounted for the asset reversions in accordance with applicable accounting standards. The Company has held discussions with the government to attempt to resolve these pension accounting issues.

 Environmental Matters

  The Company and other aerospace fastener and industrial product manufacturers are subject to stringent Federal, state and local environmental laws and regulations concerning, among other things, the discharge of materials into the environment and the generation, handling, storage, transportation and disposal of waste and hazardous materials. To date, such laws and regulations have not had a material effect on the financial condition, results of operations, or net cash flows of the Company, although the Company has expended, and can be expected to expend in the future, significant amounts for investigation of environmental conditions and installation of environmental control facilities, remediation of environmental conditions and other similar matters, particularly in the Aerospace Fasteners segment.

  In connection with its plans to dispose of certain real estate, the Company must investigate environmental conditions and may be required to take certain corrective action prior or pursuant to any such disposition. In addition, management has identified several areas of potential contamination at or from other facilities owned, or previously owned, by the Company, that may require the Company either to take corrective action or to contribute to a clean-up. The Company is also a defendant in certain lawsuits and proceedings seeking to require the Company to pay for investigation or remediation of environmental matters and has been alleged to be a potentially responsible party at various "Superfund" sites. Management of the Company believes that it has recorded adequate reserves in its financial statements to complete such investigation and take any necessary corrective actions or make any necessary contributions. No amounts have been recorded as due from third

           FAIRCHILD INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES parties, including insurers, or set off against, any liability of the Company, unless such parties are contractually obligated to contribute and are not disputing such liability.

  As of December 31, 1995, the consolidated total recorded liabilities of the Company for environmental matters referred to above totalled $7,580,000. As of December 31, 1995, the estimated probable exposures for these matters was $7,559,000. It is reasonably possible that the Company's total exposure for these matters could be approximately $14,757,000.

 Other Matters

  The Company is involved in various other claims and lawsuits incidental to its business, some of which involve substantial amounts. The Company, either on its own or through its insurance carriers, is contesting these matters

  In the opinion of management, the ultimate resolution of the legal proceedings, including those discussed above, will not have a material adverse effect on the financial condition, future results of operations, or net cash flows of the Company.

NOTE 10--SUBSEQUENT EVENTS:

  As of January 31, 1996, holders of approximately 93.6% of the aggregate principal amount of Senior Notes have tendered their Senior Notes pursuant to the Tender Offer, and have consented pursuant to the terms of the Tender Offer Consent Solicitation. (See Note 5).

  In connection with the sale of DME and Data, (see Note 3), the Company negotiated an amendment to its bank credit agreement, effective January 22, 1996. Among other things, the amendment permits the sale of DME and Data and amends certain financial covenants accordingly.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Fairchild Industries, Inc.:

  We have audited the accompanying consolidated balance sheets of Fairchild Industries, Inc. (a Delaware Corporation) as of June 30, 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended June 30, 1993, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fairchild Industries, Inc. as of June 30, 1994 and 1995, and the results of its operations and its cash flows for the years ended June 30, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
March 13, 1996

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Fairchild Industries, Inc.:

  We have reviewed the accompanying consolidated balance sheet of Fairchild Industries, Inc. (a Delaware corporation, the "Company") as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the six-month periods ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
March 13, 1996

                           FAIRCHILD INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                  JUNE 30,
                                              ------------------  DECEMBER 31,
                                                1994      1995        1995
                                              --------  --------  ------------
                                                                  (UNAUDITED)
                   ASSETS
Current assets:
Cash and cash equivalents.................... $     64  $  1,469    $    905
Billed accounts receivable--trade, net of
 allowances of $204, $254 and $471...........    6,369    14,429      15,582
Unbilled accounts receivable.................    3,487     6,218       6,602
Inventories..................................      --      1,246       1,064
Prepaid and other current assets.............    1,326     2,283       2,208
Net current assets of operations transferred
 to RHI......................................   25,760    56,876      65,220
                                              --------  --------    --------
    Total current assets.....................   37,006    82,521      91,581
Property, plant and equipment, at cost:
Buildings and improvements...................    3,417     3,733       3,873
Equipment and autos..........................   59,455    73,968      80,821
Furniture and fixtures.......................      734     3,097       1,358
                                              --------  --------    --------
                                                63,606    80,798      86,052
Accumulated depreciation.....................  (23,104)  (31,239)    (35,872)
                                              --------  --------    --------
    Property, plant and equipment, net.......   40,502    49,559      50,180
Goodwill, less accumulated amortization of
 $2,389, $3,013 and $3,376...................   20,686    25,958      25,811
Other intangible assets, less accumulated
 amortization of $4,383, $5,938 and $6,771...    6,682     7,589       6,756
Deferred loan costs..........................    5,960     4,561       3,882
Prepaid pension cost.........................      216       195         173
Net non-current assets of operations
 transferred to RHI..........................  220,266   180,926     169,878
                                              --------  --------    --------
    Total assets............................. $331,318  $351,309    $348,261
                                              ========  ========    ========


   The accompanying notes are an integral part of these financial statements.

                           FAIRCHILD INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                 JUNE 30,
                                            --------------------  DECEMBER 31,
                                              1994       1995         1995
                                            ---------  ---------  ------------
                                                                  (UNAUDITED)
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................... $   6,744  $  12,780   $  11,268
  Advanced billings........................       --         941         850
  Deferred revenue on maintenance
   contracts...............................       371      3,109       2,844
  Accrued liabilities--
   Salaries and wages......................       935      1,986         775
   Sales, payroll and use taxes............     1,254      1,162       1,371
   Commissions.............................       297        293         236
   Dividends...............................       975        975         925
   Other...................................     1,103      3,182       2,850
  Current portion of capital lease
   obligations.............................     1,954        751         303
                                            ---------  ---------   ---------
    Total current liabilities..............    13,633      25179      21,422
12.25% senior secured notes due 1999.......   125,000    125,000     125,000
Bank credit agreement......................    55,373     55,373      57,794
Capital lease obligations..................       932        185          86
Post retirement benefits...................        78         98         112
Redeemable preferred stock: $3.60
 cumulative Series A Convertible preferred
 stock, without par value, 424,701 shares
 authorized, issued and outstanding at
 redemption value of $45.00 per share......    19,112     19,112      16,691
                                            ---------  ---------   ---------
    Total liabilities......................   214,128    224,947     221,105
Stockholders' equity:
  Series B preferred stock: without par
   value, 3,000 shares authorized, 2,025,
   2,278 and 2,302 issued and outstanding;
   liquidation value of $100,000 per
   share...................................   202,500    227,800     230,200
  Series C cumulative preferred stock:
   without par value, 558,360 shares
   authorized, issued and outstanding;
   liquidation value of $45.00 per share...    24,015     24,015      24,015
  Common stock, par value of $100.00 per
   share, 1,400 shares authorized, issued
   and outstanding.........................       140        140         140
  Paid-in capital..........................     2,390      2,523       2,925
  Accumulated deficit......................  (111,855)  (128,116)   (130,124)
                                            ---------  ---------   ---------
    Total stockholders' equity.............   117,190    126,362     127,156
                                            ---------  ---------   ---------
    Total liabilities and stockholders'
     equity................................ $ 331,318  $ 351,309   $ 348,261
                                            =========  =========   =========

   The accompanying notes are an integral part of these financial statements.

                           FAIRCHILD INDUSTRIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                            YEARS ENDED JUNE 30,           SIX MONTHS ENDED
                         ----------------------------  -------------------------
                                                       DECEMBER 31, DECEMBER 31,
                           1993      1994      1995        1994         1995
                         --------  --------  --------  ------------ ------------
                                                              (UNAUDITED)
Revenues................ $ 68,639  $ 74,897  $109,741    $48,564      $64,631
Cost of revenues........   33,735    36,979    58,360     25,765       34,467
                         --------  --------  --------    -------      -------
Gross profit............   34,904    37,918    51,381     22,799       30,164
General and
 administrative
 expenses...............   19,944    21,258    32,504     14,161       20,349
Goodwill amortization...      540       578       624        320          363
                         --------  --------  --------    -------      -------
    Operating income....   14,420    16,082    18,253      8,318        9,452
Interest expense........   20,033    19,538    21,280     10,754       10,952
                         --------  --------  --------    -------      -------
    Net loss from
     continuing
     operations
     before taxes.......   (5,613)   (3,456)   (3,027)    (2,436)      (1,500)
Taxes...................      --        --        --         --           --
Operating results of
 operations transferred
 to RHI.................   (6,644)  (30,531)   (9,332)       837        1,393
                         --------  --------  --------    -------      -------
    Net earnings (loss)
     before preferred
     dividends..........  (12,257)  (33,987)  (12,359)    (1,599)        (107)
Series A preferred
 dividends..............    1,713     1,529     1,529        764          714
Series C preferred
 dividends..............    2,160     2,373     2,373      1,187        1,187
                         --------  --------  --------    -------      -------
    Net loss after
     preferred
     dividends.......... $(16,130) $(37,889) $(16,261)   $(3,550)     $(2,008)
                         ========  ========  ========    =======      =======
Dividends to RHI
 Holdings, Inc.
 (Parent)............... $ 50,000  $    --   $    --     $   --       $   --
                         ========  ========  ========    =======      =======


   The accompanying notes are an integral part of these financial statements.

                           FAIRCHILD INDUSTRIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                 SERIES C  SERIES B
                          COMMON PREFERRED PREFERRED PAID-IN ACCUMULATED
                          STOCK    STOCK     STOCK   CAPITAL   DEFICIT    TOTAL
                          ------ --------- --------- ------- ----------- --------
BALANCE, June 30, 1992..   $140   $   --   $192,600  $2,230   $  (6,985) $187,985
  Net loss..............    --        --        --      --      (12,257)  (12,257)
  Issuance of Series B
   preferred stock to
   parent...............    --        --      5,000     --          --      5,000
  Exchange of Series A
   preferred stock for
   issuance of Series C
   preferred stock......    --     24,015       --      --          --     24,015
  Cash dividends to
   preferred
   stockholders.........    --        --        --      --       (3,873)   (3,873)
  Cash dividends to
   parent...............    --        --        --      --      (50,000)  (50,000)
                           ----   -------  --------  ------   ---------  --------
BALANCE, June 30, 1993..    140    24,015   197,600   2,230     (73,115)  150,870
  Net loss..............    --        --        --      --      (33,987)  (33,987)
  Issuance of Series B
   preferred stock to
   parent...............    --        --      4,900     143         --      5,043
  Transfer of subsidiary
   from parent..........    --        --        --       17        (851)     (834)
  Cash dividends to
   preferred
   stockholders.........    --        --        --      --       (3,902)   (3,902)
                           ----   -------  --------  ------   ---------  --------
BALANCE, June 30, 1994..    140    24,015   202,500   2,390    (111,855)  117,190
  Net loss..............    --        --        --      --      (12,359)  (12,359)
  Issuance of Series B
   preferred stock to
   parent...............    --        --     25,300      88         --     25,388
  Transfer of pension
   plan from parent.....    --        --        --       45         --         45
  Cash dividends to
   preferred
   stockholders.........    --        --        --      --      (3,902)    (3,902)
                           ----   -------  --------  ------   ---------  --------
BALANCE, June 30, 1995..    140    24,015   227,800   2,523    (128,116)  126,362
  Net Income............    --        --        --      --         (107)     (107)
  Issuance of Series B
   preferred stock to
   parent...............    --        --      2,400     --          --      2,400
  Cash dividends to
   preferred
   stockholders.........    --        --        --      --       (1,901)   (1,901)
  Paid-in capital from
   parent...............    --        --        --      402         --        402
                           ----   -------  --------  ------   ---------  --------
BALANCE, December 31,
 1995 (unaudited).......   $140   $24,015  $230,200  $2,925   $(130,124) $127,156
                           ====   =======  ========  ======   =========  ========

   The accompanying notes are an integral part of these financial statements.

                           FAIRCHILD INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                               YEARS ENDED JUNE 30,           SIX MONTHS ENDED
                            ----------------------------  -------------------------
                                                          DECEMBER 31, DECEMBER 31,
                              1993      1994      1995        1994         1995
                            --------  --------  --------  ------------ ------------
                                                                 (UNAUDITED)
Cash flows (used
 in)/provided by operating
 activities:
Net loss from continuing
 operations...............  $ (5,613) $ (3,396) $ (3,027)   $(2,436)     $(1,500)
Adjustments to reconcile
 net income to net cash
 (used in)/provided by
 operating activities:
  Amortization and
   depreciation...........     7,935     8,947    10,330      4,113        5,627
  (Decrease) increase in
   advanced billings......       --        --        326        352          (91)
  Increase in billed
   accounts receivable....    (1,086)     (251)   (8,060)    (6,730)      (1,153)
  (Increase) decrease in
   unbilled
   accounts receivable....      (666)      277    (2,014)    (4,054)        (384)
  (Decrease) increase in
   non-current assets.....      (404)      (43)     (536)      (765)      (4,625)
  Increase in
   inventories............       --        --     (1,033)    (2,437)         182
  (Decrease) increase in
   prepaid and other
   assets.................       (20)     (374)     (709)      (401)          75
  (Decrease) increase in
   accrued liabilities....       339       406     2,716        (68)      (1,441)
  (Decrease) increase in
   deferred revenue.......       359       (24)     (162)       197         (265)
  Increase (decrease) in
   accounts payable.......       (86)   (1,325)    5,576      5,588       (1,512)
  Operations transferred
   to RHI.................    16,579     6,438    14,341     17,156        7,501
                            --------  --------  --------    -------      -------
    Net cash (used
     in)/provided by
     operating activities..   17,337    10,655    17,748     10,515        2,414
                            --------  --------  --------    -------      -------
Cash flows used in
 investing activities:
  Acquisitions, net of
   cash acquired..........    (7,313)      --    (11,550)   (11,550)         --
  Purchases of property,
   plant and equipment....    (5,769)   (7,775)  (10,349)    (4,540)      (5,476)
  Proceeds from sales of
   property, plant
   and equipment..........         8        31        25                     --
  Operations transferred
   to RHI.................    (6,539)   (7,105)   (5,754)    (3,787)      (2,525)
                            --------  --------  --------    -------      -------
    Net cash used in
     investing
     activities...........   (19,613)  (14,849)  (27,628)   (19,877)      (8,001)
                            --------  --------  --------    -------      -------
Cash flows provided by
 financing activities:
  Issuance of Series B
   preferred stock........     5,000     4,000    24,400     23,100        2,400
  Issuance of Series C
   preferred stock........    24,015       --        --         --           --
  Purchase/exchange of
   Series A preferred
   stock..................   (25,126)      --        --         --        (2,072)
  Payment of dividends....   (53,782)   (3,902)   (3,902)    (1,951)      (1,951)
  Paid-in capital
   contribution...........       --        143        88        --           402
  Repayments of capital
   lease obligations......    (3,200)   (3,118)   (1,950)    (1,171)        (547)
  Decrease (increase) in
   deferred loan cost.....    (3,703)    1,008     1,399        692         (679)
  Operations transferred
   to RHI.................    59,070     6,127    (8,750)   (11,372)       7,470
                            --------  --------  --------    -------      -------
    Net cash provided by
     financing
     activities...........     2,274     4,258    11,285      9,298        5,023
                            --------  --------  --------    -------      -------
Net increase (decrease) in
 cash.....................        (2)       64     1,405        (64)        (564)
Cash, beginning of
 period/year..............         2       --         64         64        1,469
                            --------  --------  --------    -------      -------
Cash, end of period/year..  $    --   $     64  $  1,469    $            $   905
                            ========  ========  ========    =======      =======
Supplementary disclosures
 of cash flow information:
  Cash paid during the
   period/year for
   interest...............  $ 20,033  $ 19,538  $ 21,280    $10,754      $10,952
                            --------  --------  --------    -------      -------
  Cash paid during the
   period/year for taxes..  $    --   $    --   $    --     $   --       $   --
                            ========  ========  ========    =======      =======

   The accompanying notes are an integral part of these financial statements.

                          FAIRCHILD INDUSTRIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND THE SIX MONTHS ENDED DECEMBER
                              31, 1995 AND 1994)

1. ORGANIZATION, MERGER AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Fairchild Industries, Inc. is incorporated in the State of Delaware. As used herein, the term "Company" refers to Fairchild Industries, Inc. The Company is a subsidiary of RHI Holdings, Inc. ("RHI") which is in turn a wholly-owned subsidiary of The Fairchild Corporation ("TFC").

  Subsequent to June 30, 1995, TFC announced plans to recapitalize the Company in order to improve the financial and operating flexibility and strengthen the financial position of TFC and its subsidiaries (the "Reorganization"). The Company's plans to merge into Shared Technologies Inc. ("STI") (the "Merger") are an integral part of the Reorganization. Concurrent with the Merger, and as part of the Reorganization, the Company is transferring to its immediate parent, RHI, all of its assets and liabilities except those expressly related to the Company's telecommunications business (the "Telecommunications Business"), $125 million principal amount of the Company's 12 1/4% Senior Secured Notes Due 1999 (the "12 1/4% Notes"), and approximately $57.8 million of existing bank indebtedness. The Merger is contingent on STI obtaining sufficient financing.

  In the Merger Agreement, TFC, RHI and FII make representations and warranties with respect to the Telecommunications Business and the Merger Agreement provides that STI and TFC on the one hand and RHI on the other hand shall indemnify each other from losses arising out of any breaches of their respective representations and warranties in the Merger Agreement to the extent that losses to a party exceed $4,000,000.

  Upon consummation of the Merger, all outstanding shares of FII common stock will be converted into the right to receive in the aggregate (i) 6,000,000 shares of STI Common Stock, (ii) shares of STI Cumulative Convertible Preferred Stock bearing a six percent initial annual dividend and having an aggregate liquidation preference of $25,000,000 plus an amount equal to the total amount of dividends the holders would have received if dividends had been paid at the rate of ten percent, less the amount of dividends actually paid, and (iii) shares of STI Special Preferred having an aggregate initial liquidation preference of $20,000,000 (the "Common Consideration"). In connection with the Merger, all shares of Series A Convertible Preferred Stock and Series C Cumulative Preferred Stock of FII will be redeemed by STI and canceled in consideration of the payment of the full liquidation value thereof together with accrued dividends aggregating approximately $41,600,000 (the "Preferred Consideration"). RHI is transferring to the Company as a contribution to its capital all of the outstanding shares of the Company's Series B Preferred Stock.

  Prior to the Reorganization, in addition to the Telecommunications Business, the Company conducted two other businesses: the Aerospace Fasteners and Industrial Products businesses. The Aerospace Fasteners business designs, manufactures and markets high performance, specialty fastening systems, primarily for aerospace applications. The Industrial Products business designs, manufacturers and markets tooling and electronic control systems for the plastic injection molding and die casting industries. The Telecommunications Business is the sole continuing operation of the Company and accounted for 21.4% of the Company's total combined sales for the three businesses for the fiscal year ended June 30, 1995. The Telecommunications Business has no operations or sales outside of the United States of America.

  The transaction between STI and FII was structured as a merger. As a result of this structure, the Surviving Corporation will be liable for all liabilities of FII with respect to its operations prior to the Effective Time. Prior to the Merger, and as a precondition of the Merger, FII, RHI, TFC and certain other subsidiaries of TFC will undergo a reorganization pursuant to which FII will divest itself of all assets unrelated to the Telecommunications Business. RHI will assume all liabilities of FII unrelated to the Telecommunications Business, including but not limited to: (i) contingent liabilities related to the Company's alleged failure to comply

                          FAIRCHILD INDUSTRIES, INC.

with certain Federal Acquisition Regulations and Cost Accounting Standards in accounting for (a) the 1985 reversion to the Company of certain assets of terminated defined benefit pension plans and (b) pension costs associated with the discontinuation of certain of its former operations; (ii) all environmental liabilities except those related to the Company's Telecommunications Business; (iii) approximately $50,000,000 (at June 30,
1995) of costs associated with postretirement healthcare benefits; (iv) a secured note payable in an aggregate principal amount of approximately $3,300,000 at September 30, 1995; and (v) all other accrued and any and all other unasserted liabilities that do not relate to or arise out of the Telecommunications Business (which liabilities consist principally of those related to certain divested businesses).

  The Company and RHI will enter into an agreement (the "Indemnification Agreement") pursuant to which RHI will assume and agree to discharge in full, and will indemnify the Company from the Assumed Liabilities. Notwithstanding the Indemnification Agreement, the Company will not be released from its obligations with respect to the Assumed Liabilities as a matter of law. Accordingly, to the extent RHI is unable to meet its obligations under the Indemnification Agreement, the Company will be required to satisfy in full any of the Assumed Liabilities not satisfied by RHI. RHI is primarily a holding company and, therefore, any claim by the Company pursuant to the Indemnification Agreement will be effectively subordinated to the creditors of RHI's subsidiaries. There is no expiration date with respect to the Indemnification Agreement. All indemnification obligations are secured by all of the shares of preferred stock issued by STI to RHI in the Merger.

  On January 26, 1996, FII sold its industrial products business to Cincinnati Milacron, Inc. ("CM") pursuant to an asset purchase agreement dated as of January 23, 1996 for approximately $245.0 million (the "D-M-E Asset Sale"), comprised of approximately $62.3 million in cash and three 8% promissory notes of CM. One note, in the amount of $11.7 million, will be payable upon the receipt of required regulatory clearance in Belgium, and will be canceled and the corresponding Belgium assets reconveyed, in the event such clearance is not obtained. Of the other two notes, one is in the aggregate principal amount of approximately $166 million, which note is collateralized by a letter of credit issued by Bankers Trust Company in the amount equal to the principal of such promissory note (the "Collateralized D-M-E Note"), and the other is unsecured and is in the aggregate principal amount of approximately $5.0 million (the "Unsecured D-M-E Note" and, collectively with the Collateralized D-M-E Note, the "D-M-E Term Notes"). Each of the D-M-E Term Notes is due and payable one year following the consummation of the D-M-E Asset Sale, except that upon 30 days' prior notice, Fairchild may require prepayment of, or CM may prepay, each D-M-E Note at any time beginning on or after July 29, 1996.

  On January 28, 1996, Fairchild sold substantially all of the assets of Fairchild Data Corporation to SSE Datacom, Inc. ("SSED"), a wholly owned subsidiary of SSE Telecom, Inc. ("SSET"), pursuant to an asset purchase agreement dated as of January 26, 1996, for approximately $7 million (the "Fairchild Data Corporation Sale"), comprised of approximately $5.2 in cash and approximately $1.8 million (200,000 shares) of the common stock of SSET (the "SSET Common Stock"). Fairchild's right to retain 100,000 shares of the SSET Common Stock is subject to SSED's achieving specified profit margins within twelve months of the Fairchild Data Corporation Sale. Also, Fairchild was issued a three-year warrant to purchase 50,000 additional shares of the common stock of SSET.

  With respect to the contingent liabilities described in clause (i) of the second preceding paragraph, the Corporate Administrative Contracting Officer (the "ACO") has directed the Company to prepare cost impact proposals relating to such plan terminations and segment closings and, following receipt of such cost impact proposals, may seek adjustments to contract prices. The ACO alleges that substantial amounts will be due if such adjustments are made. The Company believes it properly accounted for the asset reversions in accordance with applicable accounting standards. The Company has had discussions with the government to attempt to resolve these pension accounting issues. However, there can be no assurance that the Company will be able to satisfactorily resolve them.

                          FAIRCHILD INDUSTRIES, INC.

  As of June 30, 1995, the consolidated total recorded liabilities of the Company for the environmental matters referred to above totaled $8,601,000 which was the estimated probable exposure for these matters. It is reasonably possible that the total exposure for these matters could be as much as $15,778,000.

 Fiscal year

  The fiscal year ("fiscal") of the Company ends on June 30. All references herein to "1993", "1994", and "1995" mean the fiscal years ended June 30, 1993, 1994 and 1995, respectively.

 Cash Equivalents/Statements of Cash Flows

  For purposes of these statements, the Company considers all highly liquid investments with original maturity dates of three months or less as cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined primarily using the weighted average method. The inventories consist of telecommunications equipment waiting to be installed at customer sites.

 Properties and Depreciation

  Properties are stated at cost and depreciated over estimated useful lives, generally on a straight-line basis. No interest costs were capitalized in any of the years presented. Useful lives for property, plant and equipment are:

   Buildings and improvements....................................... 17-40 years
   Equipment and autos..............................................  3-10 years
   Furniture and fixtures...........................................    10 years

  Depreciation expense related to property, plant and equipment amounted to $6,191,000, $6,998,000 and $8,153,000 for fiscal 1993, 1994 and 1995 respectively.

 Unbilled Receivables and Advanced Billings

  Unbilled receivables arise from those contracts under which billings can only be rendered upon the achievement of certain contract stages or upon submission of appropriate billing detail. Advance billings represent pre-billings for services not yet rendered. Unbilled receivables and advance billings are generally for services rendered within one year.

 Revenue Recognition

  The majority of the Company's revenues are related to the sale and installation of telecommunications equipment and services and maintenance after the sale. Service revenues are billed and earned on a monthly basis. For systems installations, usually three to five months, the Company uses the percentage-of-completion method, measured by costs incurred versus total estimated cost at completion. The Company bills maintenance contracts in advance. The deferred revenue is relieved when the revenue is earned.

                          FAIRCHILD INDUSTRIES, INC.

 Intangible Assets and Goodwill

  Intangible assets as of June 30, 1994 and 1995, respectively, are comprised of the following:

                                                                        USEFUL
                                                     1994     1995      LIVES
                                                    -------  -------  ----------
                                                    (IN THOUSANDS)
   Noncompete contracts............................ $ 2,774  $ 3,659  5-10 years
   Subscriber base.................................   6,256    6,456    10 years
   Right of first refusal..........................     700      700    10 years
   Acquisition/organization costs..................     720    1,321  5-20 years
   Other...........................................     615    1,391  8-10 years
                                                    -------  -------
                                                     11,065   13,527
   Accumulated amortization........................  (4,383)  (5,938)
                                                    -------  -------
                                                    $ 6,682  $ 7,589
                                                    =======  =======

  The intangible assets are being amortized over their expected useful lives described above. Amortization expense related to these intangible assets amounted to $1,203,000, $1,371,000 and $1,555,000 for the years ended June 30,
1993, 1994 and 1995, respectively.

  The Company allocates the excess of cost of purchased businesses over the fair value of their net tangible assets at acquisition dates to identifiable intangible assets to the extent possible. The residual is treated as goodwill and is amortized on a straight-line basis over 40 years.

 Impairment of Long-Lived Assets

  The Company reviews its long-lived assets, including property, plant and equipment, identifiable intangibles and goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value.

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 is required to be implemented by the Company on, or before, July 1, 1996. Since the Company's present policy is identical to the policy prescribed by SFAS 121, there will be no effect from implementation.

 Interim Financial Statements

  The accompanying interim consolidated financial statements, as of December 31, 1995 and for the six months ended December 31, 1995 and 1994, of the Company have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted from the accompanying interim statements. The Company believes the disclosures made are adequate to make the information presented not misleading.

  In the opinion of the Company, the accompanying unaudited interim consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial

                          FAIRCHILD INDUSTRIES, INC.

position of the Company as of December 31, 1995 and the results of its operations and its cash flows for the six months ended December 31, 1994 and 1995.

  Interim results are not necessarily indicative of annual performance because of the impact of seasonal variations.

2. ACQUISITIONS:

  On November 28, 1994, the Company completed the acquisition of substantially all of the telecommunications assets of JWP Telecom, Inc. ("JWP") for approximately $11,000,000, plus the assumption of approximately $4,000,000 of liabilities. The Company recorded $1,610,000 and $5,595,000 in identifiable intangibles and goodwill, respectively, as a result of this acquisition. JWP is a telecommunications system integrator, specializing in the distribution, installation and maintenance of voice and data communications equipment. In the first quarter of fiscal 1995, the Company acquired all the shared telecommunications assets of Eaton & Lauth Co., Inc., for approximately $550,000. The Company recorded $250,000 and $300,000 of the acquisition price as identifiable intangibles and goodwill, respectively. See Note 12 for the pro forma information assuming acquisition of JWP at the beginning of fiscal 1995 and at the beginning of fiscal 1994.

  In fiscal 1993, the Company acquired all the telecommunications assets of Office Networks, Inc. for approximately $7,300,000. The Company recorded $2,282,000 and $2,748,000 in identifiable intangibles and goodwill, respectively, as a result of this acquisition.

3. OPERATIONS BEING TRANSFERRED TO RHI:

  The operations being transferred to RHI had the following operating results and net assets (in thousands).

                                                                JUNE 30,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------
   Current assets......................................... $ 173,835  $ 165,738
   Property, plant and equipment, net.....................   116,799    108,632
   Goodwill...............................................   175,243    170,028
   Net assets held for sale...............................    34,515     34,811
   Other assets...........................................    31,792     23,072
   Current liabilities....................................  (148,075)  (108,862)
   Debt to be assumed by RHI..............................   (94,393)   (84,982)
   Other liabilities......................................   (40,544)   (62,463)
   Cumulative Translation Adjustment......................    (3,146)    (8,172)
                                                           ---------  ---------
     Net assets to be transferred......................... $ 246,026  $ 237,802
                                                           =========  =========

                                                    FOR THE YEARS ENDED
                                                          JUNE 30,
                                                 ----------------------------
                                                   1993      1994      1995
                                                 --------  --------  --------
   Revenues..................................... $400,594  $369,792  $401,779
   Cost of sales................................  302,067   284,850   311,150
   Selling, general and administrative..........   69,549    67,438    76,171
   Research and development.....................    3,262     3,940     4,100
   Amortization of goodwill.....................    5,298     5,228     5,218
   Restructuring charges........................   15,469    18,860       --
   Unusual items................................      --      6,000       --
                                                 --------  --------  --------
   Operating income (loss)......................    4,949   (16,524)    5,140
   Interest expense.............................   12,788    11,129    14,004
   Other income.................................    2,269     4,008     1,549
   Income tax provision (benefit)...............      264    (4,792)    2,017
   Cumulative effect of accounting changes for
    income taxes and postretirement benefits....      810    11,678       --
                                                 --------  --------  --------
   Net loss of transferred operations........... $ (6,644) $(30,531) $ (9,332)
                                                 ========  ========  ========

                          FAIRCHILD INDUSTRIES, INC.

  The interest allocated to discontinued operations represents the interest on the debt to be assumed by RHI. Goodwill was allocated to business segments at the acquisition date of FII by TFC (June 1989) based on the ratio of estimated fair value of the units to total estimated fair value. In addition, the remaining goodwill allocated to the telecommunications business relates to acquisitions made by the telecommunications business. The provision for income taxes, which was calculated on a separate company basis, was allocated entirely to discontinued operations as the continuing operations experienced losses after interest in all historical periods. The cumulative effect from changing accounting for income taxes has been solely allocated to operations transferred to RHI as the telecommunications business has experienced losses after interest in all historical periods and any tax assets could not be realized. The cumulative effect from changing accounting for postretirement benefits was partially allocated to continuing operations based upon actuarial reports. See Note 5 for further discussion regarding the cumulative effect from changing accounting for postretirement benefits. The Company's litigation contingencies are part of the liabilities being transferred to RHI. These contingencies include the determination by the ACO, based upon the advise of the United States Defense Contract Audit Agency, that the Company did not comply with Federal Acquisition Regulations and Cost Accounting Standards in accounting for (i) the 1985 reversion to the Company of certain assets of terminated defined benefit pensions plans, and (ii) costs upon the closing of segments of the Company's business. The ACO has directed the Company to prepare cost impact proposals relating to such plan terminations and segment closings and following receipt of such cost impact proposals, may seek adjustments to contract prices. The ACO alleges that substantial amounts will be due if such adjustments are made. The Company believes it has properly accounted for the asset reversions in accordance with applicable accounting standards. The Company has had discussions with the government to attempt to resolve these pension accounting issues.

  To date, the stringent Federal, state and local environmental laws and regulations, which apply to the Company and other aerospace fastener and industrial product manufacturers, concerning, among other things, the discharge of materials into the environment and the generation, handling, storage, transportation and disposal of waste and hazardous materials, have not had a material effect on the financial condition of the Company.

  In connection with its plans to dispose of certain real estate, the Company must investigate environmental conditions and may be required to take certain corrective action prior or pursuant to any such disposition. In addition, management has identified several areas of potential contamination at or from other facilities owned, or previously owned, by the Company, that may require the Company to take corrective action or to contribute to a cleanup. The Company is also a defendant in certain lawsuits and proceedings seeking to require the Company to pay for investigation or remediation of environmental matters and has been alleged to be a potentially responsible party at various "Superfund" sites. Management of the Company believes that it has recorded adequate reserves in its financial statements to complete such investigations and take any necessary corrective actions or make any necessary contributions. None of the amounts estimated for FII's environmental liabilities are related to the Communications Services Business. No amounts have been recorded as due from third parties, including insurers, or set off against, any liability of the Company, unless such parties are contractually obligated to contribute and are not disputing such liability. The reserves recorded by the Company related to the litigation discussed above have been included in operations transferred to RHI.

4. LONG-TERM OBLIGATIONS:

  The Company maintains a credit agreement (the "Credit Agreement") with a consortium of banks, which provides a revolving credit facility and term loans (collectively the "Credit Facilities"). The Credit Facilities generally bear interest at 3.75% over the London Interbank Offer Rate ("LIBOR") for the Term Loan VIII, at 2.5% over the bank's prime rate for the revolving credit facility and at 2.75% over LIBOR for Term Loan VII, respectively. The LIBOR was approximately 6% as of June 30, 1995. The commitment fee on the unused portion of the revolving credit facility was 1.0% at June 30, 1995. The Credit Facilities mature March 31, 1997 and are

                          FAIRCHILD INDUSTRIES, INC.

secured by substantially all the Company's assets. RHI has assumed $94,393,000 and $84,982,000 of this debt as of June 30, 1994 and 1995, respectively, in connection with the Merger. The remaining debt related to the continuing operations will be repaid as part of the Merger and there will be no further obligation of the Company.

  The Credit Agreement, as amended, contains certain covenants, including a material adverse change clause, and restrictions on dividends, capital expenditures, capital leases, operating leases, investments and indebtedness. It requires the Company to comply with certain financial covenants including achieving cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA Covenant"), and maintaining certain coverage ratios.

  The Company issued the 12 1/4% Senior Secured Notes (the "Notes") in August 1992. The Notes require semi-annual interest payments and mature in 1999, however, the Company may redeem the Notes at any time after July 31, 1997. If the Company desires to redeem the Notes prior to July 31, 1997, a majority of the holders must consent to the redemption. The Notes are secured by a lien on all of the issued and outstanding common stock and Series B Preferred Stock of the Company and all issued and outstanding common stock of its wholly-owned subsidiary, VSI Corporation. There are no direct or contingent liabilities or compensating balance arrangements as a result of the Notes.

  The Company is party to several capital leases with interest rates ranging from 5.85% to 15.50%. (See Note 11 for additional capital lease disclosures.)

  Annual maturities of long-term debt obligations (exclusive of capital lease obligations) for each of the five years following June 30, 1995 are as follows: $14,338,000 for 1996, $121,231,000 for 1997, $1,001,000 for 1998,
$125,056,000 for 1999 and $56,000 for 2000.

5. PENSIONS AND POSTRETIREMENT BENEFITS:

 Pensions

  The Company has established defined benefit pension plans covering substantially all employees. The Company's funding policy for the plans is to contribute each year the minimum amount required under the Employee Retirement Income Security Act of 1974. A portion of the Company's pension cost and prepaid pension cost have been included in operations transferred to RHI.

  The following table provides a summary of the components of net periodic pension cost for the plans:

                                                               1993  1994  1995
                                                               ----  ----  ----
                                                               (IN THOUSANDS)
   Service cost of benefits earned during the period.......... $ 55  $ 97  $106
   Interest cost of projected benefit obligation..............   35    56    63
   Return on plan assets......................................  (39)  (57)  (55)
   Net amortization and deferral..............................    8    12     5
   Amortization of prior service cost.........................    4    (8)   (8)
                                                               ----  ----  ----
     Total pension cost....................................... $ 63  $100  $111
                                                               ====  ====  ====

  Assumptions used in accounting for the plans were:

                                                               1993  1994  1995
                                                               ----  ----  ----
   Discount rate.............................................. 8.5%  8.5%  8.5%
   Expected rate of increase in salaries...................... 4.5%  4.5%  4.5%
   Expected long-term rate of return on plan assets........... 9.0%  9.0%  9.0%

                          FAIRCHILD INDUSTRIES, INC.

  The following table sets forth the funded status and amounts recognized in the Company's balance sheets at June 30, 1994 and 1995 for the continuing operations portion of its defined benefit pension plans:

                                                                 1994    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
   Vested benefit obligation................................... $   421 $   493
   Non-vested benefit obligation...............................      27      32
                                                                ------- -------
     Accumulated benefit obligation............................     448     525
                                                                ------- -------
   Projected benefit obligation................................     642     758
   Plan assets at fair value...................................     699     800
                                                                ------- -------
   Plan assets in excess of projected benefit obligation.......      57      42
   Unrecognized net loss.......................................     155     150
   Unrecognized prior service cost.............................       4       3
                                                                ------- -------
   Prepaid pension cost........................................ $   216 $   195
                                                                ======= =======

 Postretirement Health Care Benefits

  Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 ("SFAS No. 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions". This standard requires that the expected cost of postretirement benefits be accrued and charged to expense during the years the employees render the services. The impact of the accounting change was $60,000 which was included in general and administrative expenses. A portion of the Company's net periodic postretirement benefit cost and accrued postretirement benefit cost have been included in operations transferred to RHI.

  The components of expense for continuing operations in 1994 and 1995 are as follows:

                                                                1994     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
   Service cost of benefits earned............................ $    12  $    13
   Interest cost on liabilities...............................       6        7
                                                               -------  -------
   Net periodic postretirement benefit cost................... $    18  $    20
                                                               =======  =======

  The following table sets forth the funded status for the continuing portion of the Company's postretirement health care benefit plan at June 30, 1994 and 1995.

                                                                1994     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
   Accumulated postretirement benefit obligation.............. $    67  $    87
   Unrecognized net gain......................................      11       11
                                                               -------  -------
   Accrued postretirement benefit cost........................ $    78  $    98
                                                               =======  =======

  The accumulated postretirement benefit obligation was determined using a discount rate of 8.5%, and a health care cost trend rate of 8.0% and 7.5% for pre-age-65 and post-age-65 employees, respectively, gradually decreasing to 4.5% and 4.5%, respectively, in the year 2003 and thereafter.

  Increasing the assumed health care cost trend rates by 1% would increase the accumulated postretirement benefit obligation related to the continuing operations of the Company as of June 30, 1995, by approximately $29,000, and increase net periodic postretirement benefit cost by approximately $7,000 for fiscal 1995.

                          FAIRCHILD INDUSTRIES, INC.

6. INCOME TAXES:

  Effective July 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes".

  Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

  As permitted under SFAS No. 109, prior years' financial statements were not restated. The effect of the accounting change was not material.

  There was no provision or benefit for current or deferred income taxes from continuing operations for 1993, 1994 and 1995 due to the historical losses of continuing operations.

  The income tax provision for continuing operations differs from that computed using the statutory Federal income tax rate of 34.0% in 1993 and 35.0% in 1994 and 1995 and for the following reasons:

                                                      1993     1994     1995
                                                     -------  -------  -------
                                                         (IN THOUSANDS)
   Computed statutory amount........................ $(1,908) $(1,189) $(1,059)
   Effect of net operating losses...................   1,719      981      826
   Nondeductible acquisition valuation items........     184      202      218
   Other............................................       5        6       15
                                                     -------  -------  -------
                                                     $   --   $   --   $   --
                                                     =======  =======  =======

  The following table is a summary of the significant components of the continuing operations portion of the Company's deferred tax assets and liabilities as of June 30, 1994 and 1995.

                                        1994                  1995
                                      DEFERRED              DEFERRED
                                     (PROVISION) JUNE 30,  (PROVISION) JUNE 30,
                                       BENEFIT     1994      BENEFIT     1995
                                     ----------- --------  ----------- --------
                                                  (IN THOUSANDS)
   DEFERRED TAX ASSETS:
     Accrued expenses..............    $  (15)   $    72     $    17   $    89
     Employee compensation and
      benefits.....................        32        192          45       237
     Deferred revenue..............        (9)       130         958     1,088
     NOL carryforwards.............     1,682     12,311         822    13,133
     Postretirement benefits.......        41        135          27       162
     Other.........................        58         40           8        48
                                       ------    -------     -------   -------
                                        1,673     12,880       1,877    14,757
   DEFERRED TAX LIABILITIES:
     Asset basis differences--fixed
      assets.......................      (592)    (5,367)        --     (5,367)
     Asset basis differences--
      intangible assets............      (143)    (1,426)       (198)   (1,624)
     Other.........................       (10)      (326)        --       (326)
                                       ------    -------     -------   -------
                                         (745)    (7,119)       (198)   (7,317)
                                       ------    -------     -------   -------
   LESS--VALUATION ALLOWANCE.......      (928)    (5,761)     (1,679)   (7,440)
                                       ------    -------     -------   -------
     Net deferred tax liability....    $  --     $   --      $   --    $   --
                                       ======    =======     =======   =======

                          FAIRCHILD INDUSTRIES, INC.

  For fiscal 1993, prior to the change in method of accounting for taxes, the deferred income tax component of the income tax provision for continuing operations consists of the effect of timing differences related to:

                                                                       1993
                                                                  --------------
                                                                  (IN THOUSANDS)
   Deferred revenue..............................................        122
   Intangible amortization.......................................       (386)
   Depreciation..................................................     (1,346)
   Effect of net operating loss..................................      1,610
                                                                     -------
                                                                     $   --
                                                                     =======

  In the opinion of management, adequate provision has been made for all income taxes and interest, and any tax liability that may arise for prior periods will not have a material effect on the financial condition or results of operations of the Company.

  The Company has entered into a tax sharing agreement with its parent whereby the Company is included in the consolidated federal income tax return of TFC. The Company makes payments to TFC based on the amount of federal income taxes, if any, it would have paid had it filed a separate federal income tax return.

7. REDEEMABLE PREFERRED STOCK:

  As part of the Merger discussed in Note 1, the outstanding Series A Preferred Stock will be redeemed at $45.00 per share. The Series A Preferred Stock is subject to annual mandatory redemptions and annual dividend payments of $3.60 per share. The Company did not purchase any shares during the past three fiscal years. Series A Preferred Stock is listed on the New York Stock Exchange ("NYSE").

  Holders of the Series A Preferred Stock have general voting rights. Additionally, in the event of a cumulative arrearage equal to six quarterly dividends, all Series A Preferred stockholders have the right to elect separately, as a class, two members to the Board of Directors. No cash dividends can be declared or paid on any stock junior to the Series A Preferred Stock in the event of dividend arrearages or a default in the obligation to redeem such Series A Preferred Stock. Due to the merger of the Company with RHI in August 1989, holders of the Series A Preferred Stock are entitled, at their option, but subject to compliance with certain covenants under the Company's Credit Agreement, to redeem their shares for $27.18 in cash.

  Annual maturity redemption requirements for redeemable preferred stock as of June 30, 1995, are as follows: $4,211,000 for 1996, $7,450,000 for 1997, and
$7,450,000 for 1998.

8. EQUITY SECURITIES:

  As part of the Merger discussed in Note 1, the Series C Preferred Stock will be redeemed at redemption value of $45.00 per share. 558,360 shares of Series C Preferred Stock were authorized, issued and outstanding at June 30, 1994 and 1995, respectively. Also, as part of the Merger, RHI will contribute to the Company all of the Company's outstanding Series B Preferred Stock. Such Series B Preferred Stock will be retired and canceled in connection with the Merger.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Financial instruments are

                          FAIRCHILD INDUSTRIES, INC.

defined as cash, evidence of an ownership interest in an entity or a contract that imposes a contractual obligation to deliver cash or other financial instruments to the second party. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

  The carrying amount reported in the balance sheet approximates the fair value for cash and cash equivalents, accounts receivable, accounts payable, advanced billings, deferred revenue, accrued liabilities and capital lease obligations.

  Fair values of Series A and Series C preferred stock of the Company are based on quoted market prices.

  There is no active market for the Company's long-term debt. Therefore, the fair value for the Company's fixed rate long-term debt is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  Fair values for the Company's off-balance-sheet instruments, lease guarantees, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standing. The fair value of the Company's off-balance-sheet instruments at June 30, 1995, is not material.

  The carrying amounts and fair values of the Company's financial instruments at June 30, 1994 and June 30, 1995 are as follows.

                                             JUNE 30, 1994     JUNE 30, 1995
                                           ----------------- -----------------
                                           CARRYING   FAIR   CARRYING   FAIR
                                            AMOUNT   VALUE    AMOUNT   VALUE
                                           -------- -------- -------- --------
                                                     (IN THOUSANDS)
   Cash and cash equivalents.............. $     64 $     64 $  1,469 $  1,469
   Accounts receivable....................    9,856    9,856   20,647   20,647
   Accounts payable.......................    6,744    6,744   12,780   12,780
   Accrued liabilities....................    3,589    3,589    6,623    6,623
   Advanced billings......................      --       --       941      941
   Deferred revenue on maintenance
    contracts.............................      371      371    3,109    3,109
   Bank credit agreement..................   55,373   55,373   55,373   55,373
   12.25% senior secured notes............  125,000  125,000  125,000  125,000
   Redeemable preferred stock.............   19,112   15,608   19,112   15,714
   Series C cumulative preferred stock....   24,015   21,427   24,015   20,939

                          FAIRCHILD INDUSTRIES, INC.

10. RELATED PARTY TRANSACTIONS:

  Corporate general and administrative expense was billed to the Company on a monthly basis during 1993, 1994 and 1995. These costs represent the cost of services incurred on behalf of the Company by TFC and its subsidiaries based primarily on estimated hours spent by corporate employees. The Company has reimbursed TFC and its subsidiaries for such services. Corporate general and administrative expense allocated to the Company was $342,000, $441,000 and $537,000 in fiscal 1993, 1994 and 1995, respectively.

  The Company had sales to TFC and subsidiaries of TFC of $601,000, $707,000 and $1,031,000 for the years ended June 30, 1993, 1994 and 1995, respectively.

11. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company leases certain of its facilities and equipment under capital and operating leases. The following is an analysis of the assets under capital leases included in property, plant and equipment.

                                                                     JUNE 30,
      DESCRIPTION                                                      1995
      -----------                                                 --------------
                                                                  (IN THOUSANDS)
   Building improvements.........................................    $   422
   Equipment and autos...........................................     11,582
   Furniture and fixtures........................................        297
   Less-Accumulated depreciation.................................     (6,446)
                                                                     -------
                                                                     $ 5,855
                                                                     =======

  Future minimum lease payments:

                                                              OPERATING CAPITAL
                                                               LEASES   LEASES
                                                              --------- -------
                                                               (IN THOUSANDS)
   1996......................................................  $ 4,414  $  812
   1997......................................................    4,635     189
   1998......................................................    4,867       8
   1999......................................................    5,110     --
   2000......................................................    5,366     --
                                                               -------  ------
                                                               $24,392   1,009
                                                               =======
   Less-Amount representing interest.........................              (73)
                                                                        ------
   Present value of capital lease obligations................           $  936
                                                                        ======

  Rental expense under all leases amounted to $2,985,000, $3,023,000 and $4,204,000 for the years ended June 30, 1993, 1994 and 1995, respectively.

 Other Matters

  The Company's continuing operations are involved in various claims and lawsuits incidental to its business. The Company, either on its own or through its insurance carriers, is contesting these matters. In the opinion of management, the ultimate resolution of the legal proceedings will not have a material adverse effect on the financial condition or the future operating results of the Company. See further discussion of the Assumed Liabilities in
Note 1.

                           FAIRCHILD INDUSTRIES, INC.

12. PRO FORMA INFORMATION (UNAUDITED):

  As described in Note 2, the Company acquired substantially all of the telecommunications assets of JWP on November 28, 1994. The following unaudited pro forma condensed results of operations for the years ended June 30, 1994 and 1995, give effect to the JWP acquisition as if the acquisition had occurred at the beginning of each year.

                                    UNAUDITED
                             -----------------------
                             FISCAL 1994 FISCAL 1995
                             ----------- -----------
                                 (IN THOUSANDS)
   Sales...................   $122,426    $132,716
   Cost of sales...........    (86,860)    (98,628)
   Other expenses..........    (38,917)    (36,926)
                              --------    --------
   Net loss from continuing
    operations.............     (3,351)     (2,838)
   Operating results of
    operations transferred
    to RHI.................    (30,591)     (9,332)
                              --------    --------
   Net loss before
    preferred dividends....   $(33,942)   $(12,170)
                              ========    ========

                        PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma combined financial statements (the "Pro Forma Combined Financial Statements") are based on the historical financial statements of STFI and FII included elsewhere in this Prospectus, adjusted to give effect to the following (collectively, the "Specified Events"): (i) certain acquisitions by STFI and FII since January 1, 1995 (the "Prior Acquisitions"), (ii) the issuance of certain preferred stock of STC in December 1995 resulting in STFI's loss of voting control of STC (the "STC Equity Issuance"), (iii) the adjustment to FII's historical consolidated statements of operations data to present FII on a calendar year basis and (iv) the Transactions, including (A) the FII Recapitalization, (B) the Tender Offer, (C) the Merger, (D) borrowings under the Credit Facility in connection with the foregoing and (E) the Offering. The Unaudited Pro Forma Combined Statements of Operations give effect to the Prior Acquisitions, the STC Equity Issuance and the Transactions as if they had occurred as of January 1, 1995, and the Unaudited Pro Forma Combined Balance Sheet gives effect to the STC Equity Issuance and the Transactions as if they had occurred as of December 31, 1995. The Specified Events and the related adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Combined Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the applicable Specified Events in fact occurred on such dates or to project the Company's results of operations for any future period or the Company's financial condition at any future date. The Pro Forma Combined Financial Statements should be read in conjunction with the historical financial statements of STFI and FII including elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The Merger was accounted for using the purchase method of accounting. The total purchase consideration for the acquisition of FII has been allocated to the tangible and intangible assets and liabilities of FII based upon their respective fair values. The allocation of the aggregate purchase price included in the Pro Forma Combined Financial Statements is preliminary as the Company believes further refinement is impractical to perform at this time. However, the Company does not expect the final allocation of the purchase price will materially differ from the preliminary allocation set forth herein.

                       SHARED TECHNOLOGIES FAIRCHILD INC.

                        PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                PRO FORMA  PRO FORMA   PRO FORMA     COMBINED
                                  STFI*      FII**    ADJUSTMENTS    COMPANY
                                ---------  ---------  -----------    --------
CURRENT ASSETS:
Cash........................... $    476   $    905    $    --       $  1,381
Accounts receivable, less
 allowance for doubtful
 accounts......................    9,855     13,184                    23,039
Advances to subsidiaries.......      985        --                        985
Other current assets...........      754      3,272                     4,026
                                --------   --------    --------      --------
  Total current assets.........   12,070     17,361         --         29,431
                                --------   --------    --------      --------
Equipment, at cost:
  Telecommunications
   equipment...................   28,904     80,821     (35,872)(a)    73,853
  Office and data processing
   equipment...................    6,049      5,231                    11,280
                                --------   --------    --------      --------
                                  34,953     86,052     (35,872)       85,133
Less--accumulated
 depreciation..................  (18,305)   (35,872)     35,872 (a)   (18,305)
                                --------   --------    --------      --------
                                  16,648     50,180         --         66,828
                                --------   --------    --------      --------
Other assets...................   12,564     36,622     (30,622)(a)   277,393
                                                        251,329 (a)
                                                          7,500 (b)
Investment in subsidiary.......    1,581        --                      1,581
                                --------   --------    --------      --------
    Total assets............... $ 42,863   $104,163    $228,207      $375,233
                                ========   ========    ========      ========

- --------
 *See Unaudited Pro Forma Consolidated Financial Statements of STFI **See Unaudited Pro Forma Consolidated Financial Statements of FII



    See accompanying notes to these pro forma combined financial statements.

                       SHARED TECHNOLOGIES FAIRCHILD INC.

                        PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                   PRO FORMA  PRO FORMA   PRO FORMA     COMBINED
                                     STFI*      FII**    ADJUSTMENTS    COMPANY
                                   ---------  ---------  -----------    --------
CURRENT LIABILITIES:
Notes payable and current portion
 of long-term debt and capital
 lease obligations...............  $  2,870   $     303   $  (1,600)(b) $ 17,955
                                                             16,382 (b)
Accounts payable.................     9,035      11,268                   20,303
Accrued expenses.................     2,221       6,157       7,000 (a)   10,497
                                                              7,500 (b)
                                                            (12,381)(b)
Advanced billings................     1,337       3,694                    5,031
                                   --------   ---------   ---------     --------
  Total current liabilities......    15,463      21,422      16,901       53,786
                                   --------   ---------   ---------     --------
Long-term debt and capital lease
 obligations,
 less current portion............     4,128     170,780      12,100 (a)  225,313
                                                           (182,794)(b)
                                                             (2,519)(b)
                                                            115,000 (b)
                                                            125,000 (b)
                                                            (16,382)(b)
                                   --------   ---------   ---------     --------
Post retirement benefits.........                   112                      112
                                   --------   ---------   ---------     --------
Redeemable put warrant...........       428                                  428
                                   --------   ---------   ---------     --------
FII Series A preferred stock.....       --       16,691     (16,691)(b)      --
                                   --------   ---------   ---------     --------
STFI Cumulative preferred stock,
 250,000 shares outstanding......       --          --       25,000 (a)   25,000
                                   --------   ---------   ---------     --------
STFI Special preferred stock,
 20,0000 shares outstanding......       --          --       20,000 (a)   20,000
                                   --------   ---------   ---------     --------
STOCKHOLDERS' EQUITY:
STFI Series C preferred stock....         9                                    9
STFI Series D preferred stock....         5                                    5
FII Series C preferred stock.....                24,015     (24,015)(b)      --
FII Series B preferred stock.....               230,200    (230,200)(a)      --
Common stock, 14,698 STFI shares
 outstanding.....................        34         140        (140)(a)       58
                                                                 24 (a)
Additional paid-in capital.......    44,777       2,925      (2,925)(a)   72,503
                                                             27,726 (a)
Accumulated deficit..............   (21,981)   (362,122)    362,122 (a)  (21,981)
                                   --------   ---------   ---------     --------
  Total stockholders' equity.....    22,844    (104,842)    132,592       50,594
                                   --------   ---------   ---------     --------
    Total liabilities and
     stockholders' equity........  $ 42,863   $ 104,163   $ 228,207     $375,233
                                   ========   =========   =========     ========

- --------
 *See Unaudited Pro Forma Consolidated Financial Statements of STFI **See Unaudited Pro Forma Consolidated Financial Statements of FII

    See accompanying notes to these pro forma combined financial statements.

                       SHARED TECHNOLOGIES FAIRCHILD INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                    PRO FORMA PRO FORMA   PRO FORMA    COMBINED
                                      STFI*     FII**    ADJUSTMENTS   COMPANY
                                    --------- ---------  -----------   --------
Revenues...........................  $49,044  $125,808     $   --      $174,852
Cost of revenue....................   30,105    67,062        (806)(f)   96,361
                                     -------  --------     -------     --------
Gross margin.......................   18,939    58,746         806       78,491
Selling general & administrative
 expenses..........................   16,879    39,359       5,616(d)    59,408
                                                            (2,446)(f)
                                     -------  --------     -------     --------
Operating income (loss)............    2,060    19,387      (2,364)      19,083
Gain on sale of subsidiary stock...    1,375                              1,375
Equity in loss of subsidiary.......   (2,634)                            (2,634)
Interest expense...................   (1,106)  (21,478)     (3,051)(e)  (26,552)
                                                              (917)(c)
Interest income....................      205                                205
                                     -------  --------     -------     --------
Income before income tax...........     (100)   (2,091)     (6,332)      (8,523)
Income tax.........................      (45)      --           40 (h)       (5)
                                     -------  --------     -------     --------
Net income.........................     (145)   (2,091)     (6,292)      (8,528)
Preferred stock dividends..........     (398)   (3,852)        352(g)    (3,898)
                                     -------  --------     -------     --------
Net income (loss) applicable to
 common stock......................  $  (543) $ (5,943)    $(5,940)    $(12,426)
                                     =======  ========     =======     ========
Income (loss) per common share.....  $ (0.06)                          $  (0.86)
                                     =======                           ========
Weighted average number of common
 shares outstanding................    8,482                 6,000       14,482
                                     =======               =======     ========
Other data:
Depreciation & amortization........    4,118    11,844       5,616       21,578
EBITDA(i)..........................    6,178    31,231       3,252       40,661
Capital expenditures...............    3,689    11,285         --        14,974
Cash interest expense, net(j)......                                      11,342
Ratio of EBITDA to interest ex-
 pense, net........................                                        1.54
Ratio of EBITDA to cash interest
 expense, net......................                                        3.58
Ratio of earnings to fixed
 charges(k)........................                                         .74
Ratio of earnings to fixed charges
 and preferred stock
 dividends.........................                                         .66

- --------
 * See Unaudited Pro Forma Consolidated Financial Statements of STFI. ** See Unaudited Pro Forma Consolidated Financial Statements of FII.


    See accompanying notes to these pro forma combined financial statements.

                      SHARED TECHNOLOGIES FAIRCHILD INC.

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

  (a) The pro forma combined balance sheet gives effect to the merger of FII, after the FII recapitalization, into STFI by combining the respective balance sheets of the two companies at December 31, 1995. The Merger was accounted for using the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore the aggregate consideration paid in connection with the merger will be allocated to FII's assets and liabilities based on their fair market values and any excess has been treated as goodwill. The purchase was paid with the issuance of $72,750,000 in STFI equity to the former shareholders of FII. The STFI equity consisted of 6 million shares of common stock at a market value of $4.625 per share, shares of 10% cumulative convertible preferred stock with an aggregate liquidation preference of $25,000,000 and shares of special preferred stock with an aggregate liquidation preference of $20,000,000. Both issues of preferred stock have a mandatory redemption feature. The following schedule details the calculation of adjustments to record the transaction at fair market value (FMV), accrue acquisition costs and record the issuance of $72,750,000 in STFI equity.

                                                             FMV
                                                PRO FORMA  ADJUSTED
                                                  FII *      FII    ADJUSTMENT
                                                ---------  -------- ----------
                                                       (IN THOUSANDS)
ASSETS:
Cash........................................... $     905  $    905 $     --
Accounts receivable, less allowance for
 doubtful accounts.............................    13,184    13,184       --
Other current assets...........................     3,272     3,272       --
Telecommunications equipment...................    80,821    44,949   (35,872)
Office and data processing equipment...........     5,231     5,231       --
Accumulated depreciation.......................   (35,872)      --     35,872
Other assets...................................    36,622     6,000   (30,622)
New goodwill...................................             251,329   251,329
                                                ---------  -------- ---------
  Total assets................................. $ 104,163  $324,870 $ 220,707
                                                =========  ======== =========
LIABILITIES:
Notes payable and current portion of long-term
 debt and capital lease obligations............ $     303  $    303       --
Accounts payable...............................    11,268    11,268       --
Accrued expenses...............................     6,157     6,157       --
Accrued acquisition costs......................               7,000     7,000
Advanced billings..............................     3,694     3,694       --
Long-term debt and capital lease obligations,
 less current portion..........................   170,780   182,880    12,100
Post retirement benefits.......................       112       112       --
                                                ---------  -------- ---------
  Total liabilities............................   192,314   211,414    19,100
                                                ---------  -------- ---------
FII Series A preferred stock...................    16,691    16,691       --
                                                ---------  -------- ---------
STFI cumulative preferred stock................              25,000    25,000
                                                ---------  -------- ---------
STFI special preferred stock...................              20,000    20,000
                                                ---------  -------- ---------
STOCKHOLDERS' EQUITY:
FII Series C preferred stock...................    24,015    24,015       --
FII Series B preferred stock...................   230,200       --   (230,200)
Common stock...................................       140       --       (140)
New common stock...............................                  24        24
Additional paid-in capital.....................     2,925       --     (2,925)
Additional paid-in capital.....................              27,726    27,726
Accumulated deficit............................  (362,122)      --    362,122
                                                ---------  -------- ---------
  Total stockholders' equity...................  (104,842)   51,765   156,607
                                                ---------  -------- ---------
    Total liabilities and stockholders'
     equity.................................... $ 104,163  $324,870 $ 220,707
                                                =========  ======== =========

- --------
* See unaudited pro forma consolidated financial statements of FII

  (b) An adjustment was recorded in the pro forma combined balance sheet to reflect the issuance of $240,000,000 in new debt; $115,000,000 in 12 1/4% zero coupon bonds and $125,000,000 in term loans from the Credit Facility. Proceeds from these borrowings is expected to be used as follows:

                                                                     (AMOUNTS IN
                                                                     THOUSANDS)
     Repurchase of FII series A preferred stock.....................  $ 16,691
     Repurchase of FII series C preferred stock.....................    24,015
     Retirement of 12 1/4% Notes....................................   125,000
     Estimated premium on retirement of 12 1/4% Notes...............    12,100
     Retirement of FII indebtedness.................................    45,694
     Retirement of current portion State Street debt................     1,600
     Retirement of long term portion State Street debt..............     2,519
     Payment of bank finance fees...................................     7,500
     Payment of certain acquisition costs...........................     4,881
                                                                      --------
       Total proceeds...............................................  $240,000
                                                                      ========

  The pro forma combined balance sheet assumes all these events took place with the Merger. $7,000,000 in acquisition costs were accrued related to the merger, approximately $4,881,000 are expected to be paid immediately with the remaining $2,000,000 to be paid over the course of the first year of operations. All interest expense related to retired debt and all preferred stock dividends related to retired preferred stock were eliminated in the pro forma combined statement of operations. See footnotes (e) and (g).

  Scheduled aggregate payments on long-term debt and capital lease obligations are as follows (amounts in thousands):

     YEAR ENDING DECEMBER 31
     1996..............................................................  17,955
     1997..............................................................  12,936
     1998..............................................................  12,626
     1999..............................................................  12,211
     2000..............................................................   7,097
     Thereafter........................................................ 180,443
                                                                        -------
                                                                        243,268
                                                                        =======

  (c) $7,500,000 in financing fees associated with the assumption of $240,000,000 in new debt were capitalized. See footnote (b). Additional interest expense was recorded based on an amortization period of 10 years for $3,600,000 of the fees and 7 years for the remaining $3,900,000. The allocation of fees is based on the respective amounts of zero coupon bonds and bank debt issued and the respective lives of each. The adjustment resulted in additional interest expense of $917,000 for the year ended December 31, 1995.

  (d) The purchase accounting for the merger resulted in $251,329,000 of goodwill which will be amortized over 40 years. See footnote (a). Certain intangible assets acquired from FII were given zero value and the corresponding goodwill amortization was eliminated from the pro forma combined statements of operations. The pro forma combined statement of operations reflect a net adjustment to goodwill amortization of $5,616,000 for the year ended December 31, 1995. The following table details the calculation of the adjustment (amounts in thousands):

                                                                          1995
                                                                         ------
     New goodwill amortization.......................................... $6,283
     FII goodwill amortization eliminated...............................   (667)
                                                                         ------
       Net adjustment................................................... $5,616
                                                                         ======

  (e) Interest expense, in the pro forma combined statement of operations, has been adjusted to reflect the net effect of the change in outstanding debt described in Note (b) as if it had occurred on January 1, 1995. The following table details the calculation of the adjustment by period (amounts in thousands).

                                                                         1995
                                                                       --------
     $115 million in zero coupon bonds 12 1/4% interest............... $ 14,088
     $125 million in bank debt estimated 8.6% interest................   10,750
     Retirement of 12 1/4% Notes......................................  (15,312)
     Retirement of FII indebtedness...................................   (6,116)
     Retirement of STFI indebtedness..................................     (359)
                                                                       --------
       Net adjustment................................................. $  3,051
                                                                       ========

  A 1/8% change in the estimated interest rates for the $125 million in bank debt would result in a change in interest expense of $156,250 on a yearly basis.

  (f) The pro forma combined statement of operations include the estimated effect of certain cost savings and increases associated with the consolidation of the operations of STFI and FII. The following table details the components of the adjustment (amounts in thousands).

                                                                           1995
                                                                          ------
     Net S,G & A savings................................................. $2,446
     Network savings.....................................................    806
                                                                          ------
       Total adjustment.................................................. $3,252
                                                                          ======

  (g) Preferred stock dividends in the pro forma combined statement of operations were adjusted to reflect the change in outstanding preferred stock described in notes (a) and (b). The net effect was to decrease preferred stock dividends by approximately $352,000 for the year ended December 31, 1995. The following table details the components of the adjustment (amounts in thousands).

                                                                        1995
                                                                       -------
     Preferred stock dividends added (footnote a):
       STFI cumulative preferred stock dividend....................... $(2,500)
       STFI special preferred stock dividends.........................  (1,000)
     Preferred stock dividends eliminated (footnote b)
       FII series A preferred stock dividend..........................   1,479
       FII series C preferred stock dividend..........................   2,373
                                                                       -------
         Total adjustment............................................. $   352
                                                                       =======

  (h) STFI incurred certain state income taxes for 1995. The pro forma combined statement of operations have been adjusted to reduce state income taxes to an estimated minimum required amount. This resulted in a reduction of income taxes of $40,000 for the year ended December 31, 1995.

  (i) EBITDA. EBITDA is defined as net income plus income taxes, interest expense, depreciation and amortization. However, EBITDA excludes (i) income (or loss) from discontinued operations, (ii) the net income of subsidiaries accounted for on the equity basis (other than distributions or dividends actually received from such subsidiaries but only to the extent of the equity held in such subsidiaries) and (iii) for the year ended December 31, 1995, the $1.4 million gain on sale of subsidiary stock. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the operating performance of the Company, STFI or FII or as an alternative to cash flow as a measure of liquidity.

  (j) Cash Interest Expense, Net. Excludes amortization of debt issuance costs, the cost of interest rate protection agreements and accretion of the Notes.

  (k) Ratio of Earnings to Fixed Charges. For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges. Fixed charges include interest expense and that proportion of rental expense considered to be representative of the interest component of lease expense.

                      SHARED TECHNOLOGIES FAIRCHILD INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma Shared Technologies Fairchild Inc. ("STFI") consolidated financial statements give effect, on a purchase accounting basis, to the acquisition of Office Telephone Management (OTM). The unaudited pro forma STFI financial statements also reflect the STC Equity Adjustment.

  The unaudited pro forma STFI consolidated financial statements are not necessarily indicative of the results or financial position which actually would have occurred if the acquisition of OTM and the STC Equity Adjustment had been in effect since January 1, 1995, nor are they necessarily indicative of future results or financial position.

  The unaudited pro forma STFI consolidated statements of operations gives effect to the acquisition of OTM and the STC Equity Adjustment as if they had occurred on January 1, 1995, and the unaudited pro forma STFI consolidated balance sheet gives effect to these items as if they had occurred on December 31, 1995 for the purpose of presenting the unaudited pro forma STFI consolidated financial statements.

                       SHARED TECHNOLOGIES FAIRCHILD INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                           PRO FORMA  PRO FORMA
                                                  STFI    ADJUSTMENTS   STFI
                                                --------  ----------- ---------
CURRENT ASSETS:
Cash..........................................  $    476     $ --     $    476
Accounts receivable, less allowance for
 doubtful accounts............................     9,855                 9,855
Advances to subsidiaries......................       985                   985
Other current assets..........................       754                   754
                                                --------     -----    --------
  Total current assets........................    12,070       --       12,070
                                                --------     -----    --------
Equipment, at cost:
  Telecommunications equipment................    28,904                28,904
  Office and data processing equipment........     6,049                 6,049
                                                --------     -----    --------
                                                  34,953       --       34,953
Less--Accumulated depreciation................   (18,305)              (18,305)
                                                --------     -----    --------
                                                  16,648       --       16,648
                                                --------     -----    --------
Other assets..................................    12,564                12,564
Investment in subsidiary......................     1,581                 1,581
                                                --------     -----    --------
    Total assets..............................  $ 42,863     $ --     $ 42,863
                                                ========     =====    ========
CURRENT LIABILITIES:
Notes payable and current portion of long-term
 debt and capital lease obligations...........  $  2,870     $ --     $  2,870
Accounts payable..............................     9,035                 9,035
Accrued expenses..............................     2,221                 2,221
Advanced billings.............................     1,337                 1,337
                                                --------     -----    --------
  Total current liabilities...................    15,463       --       15,463
                                                --------     -----    --------
Long-term debt and capital lease obligations,
 less current portion.........................     4,128                 4,128
                                                --------     -----    --------
Redeemable put warrant........................       428                   428
                                                --------     -----    --------
STOCKHOLDERS' EQUITY
STFI Series C preferred stock.................         9                     9
STFI Series D preferred stock.................         5                     5
Common stock..................................        34                    34
Additional paid-in capital....................    44,777                44,777
Accumulated deficit...........................   (21,981)              (21,981)
                                                --------     -----    --------
  Total stockholders' equity..................    22,844       --       22,844
                                                --------     -----    --------
    Total liabilities and stockholders'
     equity...................................  $ 42,863     $ --     $ 42,863
                                                ========     =====    ========

  See accompanying notes to these pro forma consolidated financial statements

                       SHARED TECHNOLOGIES FAIRCHILD INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                (2)
                                                OTM      PRO FORMA    PRO FORMA
                                    STFI    ACQUISITION ADJUSTMENTS     STFI
                                   -------  ----------- -----------   ---------
Revenues.........................  $47,086    $1,958                   $49,044
Cost of revenue..................   28,872     1,233                    30,105
                                   -------    ------      -------      -------
Gross margin.....................   18,214       725                    18,939
Selling, general & administration
 expenses........................   16,188       627           64 (2)   16,879
                                   -------    ------      -------      -------
Operating income (loss)              2,026        98          (64)       2,060
Gain on sale of subsidiary
 stock...........................    1,375                               1,375
Equity in (loss) of subsidiary...   (1,752)                  (882)(1)   (2,634)
Interest expense.................     (882)     (119)         (34)(2)   (1,106)
                                                              (71)(2)
Interest income..................      205                                 205
                                   -------    ------      -------      -------
Income before income taxes.......      972       (21)      (1,051)        (100)
Income taxes.....................      (45)                                (45)
                                   -------    ------      -------      -------
Net income.......................      927       (21)      (1,051)        (145)
Preferred stock dividends........     (398)                               (398)
                                   -------    ------      -------      -------
Net income (loss) applicable to
 common stock....................  $   529    $  (21)     $(1,051)     $  (543)
                                   =======    ======      =======      =======


  See accompanying notes to these pro forma consolidated financial statements

                      SHARED TECHNOLOGIES FAIRCHILD INC.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  (1) STFI owns approximately 59% of the outstanding common stock of STC; formerly a consolidated subsidiary of STFI. During December 1995 STC issued approximately $3,000,000 in voting preferred stock to third parties. While STFI's ownership percentage did not change, the voting rights assigned to the voting preferred stock reduced STFI's voting interest in STC to 42.7%, resulting in STFI's loss of voting control of STC. In November 1995 STC completed its purchase of certain assets and liabilities of PTC Cellular Inc. In May and June 1995 STC completed its purchase of Cellular Hotline Inc. for $617,000. The $617,000 was comprised of $367,000 in cash and the issuance of 50,000 shares of STC common stock. An adjustment of $882,000 was recorded to reflect the effect of these acquisitions on the equity in loss for the year ended December 31, 1995.

  (2) In June 1995, STFI purchased all the outstanding capital stock of OTM for an aggregate purchase price of $2,135,000. OTM provides telecommunications management services primarily to businesses located in executive office suites. The purchase was paid with $1,335,000 in cash and the issuance of a $800,000 note payable in quarterly installments of $30,000 including interest at 8.59% over ten years. The acquisition was recorded as a purchase and the unallocated purchase price over fair market value of assets acquired was $1,915,000 which is being amortized over 15 years. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1995 includes adjustments to record OTM operations for the period prior to the acquisition in June 1995; $64,000 was recorded for additional goodwill amortization; $34,000 for additional interest expense related to the $800,000 note; and $71,000 for additional interest expense related to the estimated interest cost at 10.5% on additional borrowings of $1,355,000 required to obtain the cash paid to acquire OTM.

                           FAIRCHILD INDUSTRIES INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma Fairchild Industries Inc. ("FII") consolidated financial statements reflect the adjustment to a December 31 year end basis from a June 30 year end basis and a recapitalization (the Recapitalization) which transfers certain non telecommunications assets to FII's parent company RHI prior to the merger.

  The unaudited pro forma FII financial statements are not necessarily indicative of the results or financial position which actually would have occurred if the change to a December 31 year end and the Recapitalization had been in effect since January 1, 1995 nor are they necessarily indicative of future results or financial position.

  The unaudited pro forma FII consolidated statements of operations gives effect to the Recapitalization as if it had occurred on January 1, 1995, and the unaudited pro forma FII consolidated balance sheet gives effect to the Recapitalization as if it had occurred on December 31, 1995 for the purpose of presenting the unaudited pro forma FII consolidated financial statements.

                           FAIRCHILD INDUSTRIES, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                          (1), (3)
                                                        RECAPITALIZE PRO FORMA
                                                FII         FII         FII
                                             ---------  ------------ ---------
CURRENT ASSETS:
Cash.......................................  $     905   $     --    $     905
Accounts receivable, less allowance for
 doubtful accounts.........................     22,184      (9,000)     13,184
Other current assets.......................      3,272                   3,272
Net current assets of operations
 transferred to RHI........................     65,220     (65,220)        --
                                             ---------   ---------   ---------
  Total current assets.....................     91,581     (74,220)     17,361
                                             ---------   ---------   ---------
Equipment, at cost:
  Telecommunications equipment.............     80,821                  80,821
  Office and data processing equipment.....      5,231                   5,231
                                             ---------   ---------   ---------
                                                86,052                  86,052
Less--Accumulated depreciation.............    (35,872)                (35,872)
                                             ---------   ---------   ---------
                                                50,180         --       50,180
                                             ---------   ---------   ---------
Other assets...............................     36,622                  36,622
Net non-current assets transferred to RHI..    169,878    (169,878)        --
                                             ---------   ---------   ---------
    Total assets...........................  $ 348,261   $(244,098)  $ 104,163
                                             =========   =========   =========
CURRENT LIABILITIES:
Notes payable and current portion of long-
 term debt and capital lease obligations...  $     303   $     --    $     303
Accounts payable...........................     11,268                  11,268
Accrued expenses...........................      6,157                   6,157
Advanced billings..........................      3,694                   3,694
                                             ---------   ---------   ---------
  Total current liabilities................     21,422         --       21,422
                                             ---------   ---------   ---------
Long-term debt and capital lease
 obligations, less current portion.........    182,880     (12,100)    170,780
                                             ---------   ---------   ---------
Post retirement benefits...................        112                     112
                                             ---------   ---------   ---------
FII Series A preferred stock...............     16,691                  16,691
STOCKHOLDERS' EQUITY:
FII Series C preferred stock...............     24,015                  24,015
FII Series B preferred stock...............    230,200                 230,200
Common stock...............................        140                     140
Additional paid-in capital.................      2,925                   2,925
Accumulated deficit........................   (130,124)   (231,998)   (362,122)
                                             ---------   ---------   ---------
  Total stockholders' equity...............    127,156    (231,998)   (104,842)
                                             ---------   ---------   ---------
    Total liabilities and stockholders'
     equity................................  $ 348,261   $(244,098)  $ 104,163
                                             =========   =========   =========

  See accompanying notes to these pro forma consolidated financial statements.

                           FAIRCHILD INDUSTRIES, INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                 FII            (2)
                              SIX MONTHS   ADJUST FII TO  PRO FORMA   PRO FORMA
                            ENDED 12/31/95 CALENDAR YEAR ADJUSTMENTS     FII
                            -------------- ------------- -----------  ---------
Revenues..................     $ 64,631      $ 61,177      $  --      $125,808
Cost of revenue...........       34,467        32,595                   67,062
                               --------      --------      ------     --------
Gross margin..............       30,164        28,582         --        58,746
Selling, general &
 administrative expenses..       20,712        18,647                   39,359
                               --------      --------      ------     --------
Operating income..........        9,452         9,935         --        19,387
Interest expense..........      (10,952)      (10,526)                 (21,478)
                               --------      --------      ------     --------
Net income................       (1,500)         (591)        --        (2,091)
Operating results of
 operations transferred to
 RHI......................        1,393       (10,169)      8,776(1)       --
Preferred stock
 dividends................       (1,901)       (1,951)                  (3,852)
                               --------      --------      ------     --------
Net income applicable to
 common stock.............     $ (2,008)     $(12,711)     $8,776     $ (5,943)
                               ========      ========      ======     ========


  See accompanying notes to these pro forma consolidated financial statements

                           FAIRCHILD INDUSTRIES INC.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  (1) The unaudited pro forma FII consolidated financial statements were adjusted to reflect a recapitalization of FII prior to the merger. Subsequent to June 30, 1995, FII and its immediate parent RHI announced plans to recapitalize FII in order to improve its financial and operating flexibility and strengthen its financial position. Concurrent with the merger, and as part of the recapitalization, FII is transferring to RHI, all of its assets and liabilities except those expressly related to FII's telecommunications business, $125,000,000 principal amount of 12 1/4% Senior Secured Notes Due 1999, the Series A and Series C Preferred Stock of FII, an estimated $12,100,000 in accrued premium on early retirement of the 12 1/4% Senior Secured Notes Due 1999 and approximately $45,694,000 of existing bank indebtedness.

  (2) The FII historical consolidated statements of operations were based on a fiscal year ended June 30. The pro forma consolidated statements of operations were adjusted to present FII on a December 31 (calendar year) basis, in order to conform to STFI's fiscal year.

  (3) The sale of DME on January 26, 1996 only affects the businesses transferred to RHI in the recapitalization.